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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 14A


               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


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Check the appropriate box:

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    14a-6(e)(2))

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[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-12



                           General Electric Company
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               (Name of Registrant as Specified In Its Charter)



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[LOGO] GE

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                                 --------------
                                 Notice of 2004
                                 Annual Meeting
                                       and
                                 Proxy Statement

In accordance with our security procedures, all persons attending the annual meeting must present an admission card and picture identification. Please follow the advance registration instructions on the back cover of this proxy statement to obtain an admission card.

                                        2

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[LOGO] GE

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                                       General Electric Company
                                       3135 Easton Turnpike, Fairfield, CT 06828

                                       March 9, 2004

Dear Shareowner,

     You are invited to attend the 2004 Annual Meeting to be held on Wednesday, April 28, in Louisville, Kentucky.

     The annual meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting.

     If you plan to attend the meeting, please follow the advance registration instructions on the back of this proxy statement. An admission card, which is required for admission to the meeting, will be mailed to you prior to the meeting.

     Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by phone, by Internet or by completing, signing, dating and returning your proxy form in the enclosed envelope.

                                        Cordially,


                                        /s/ Jeffrey R. Immelt
                                        ----------------------------------------
                                        Jeffrey R. Immelt
                                        Chairman of the Board

                                        3

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CONTENTS

Notice of 2004 Annual Meeting of Shareowners...................................5
Proxy Statement................................................................5

     . Election of Directors...................................................6
     Corporate Governance.....................................................12
     Board of Directors and Committees........................................13
     Information Relating to Directors, Nominees and Executive Officers.......15
     Compensation Committee Report............................................20
     Contingent Long-Term Performance Incentive Awards........................27
     Stock Options and Stock Appreciation Rights..............................28
     Summary Compensation Table...............................................30
     Five-Year Financial Performance Comparison Graph.........................32
     Retirement Benefits......................................................33
     Audit Committee Report...................................................34
     Independent Auditor......................................................35
     . Ratification of Selection of Independent Auditor.......................36
     . Proposal to Add a Revenue Measurement to Executive Officer
          Performance Goals for Long-Term Performance Awards..................36

     Shareowner Proposals Relating to:
          . No.  1 Cumulative Voting..........................................41
          . No.  2 Animal Testing.............................................42
          . No.  3 Nuclear Risk...............................................43
          . No.  4 Report on PCB Cleanup Costs................................44
          . No.  5 Offshore Sourcing..........................................46
          . No.  6 Sustainability Index.......................................48
          . No.  7 Compensation Committee Independence........................50
          . No.  8 Pay Disparity..............................................52
          . No.  9 End Stock Options and Bonuses..............................53
          . No. 10 Limit Outside Directorships................................54
          . No. 11 Independent Board Chairman.................................55
          . No. 12 Explore Sale of Company....................................57
          . No. 13 Holding Stock from Stock Options...........................58
          . No. 14 Board Independence.........................................59
          . No. 15 Political Contributions....................................60
     Additional Information...................................................62

               . To be voted on at the meeting

     Appendix: Governance Principles..........................................65

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          Every shareowner's vote is important. Please complete, sign, date and return your proxy form, or submit your vote
                     and proxy by telephone or by Internet.
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              [GRAPHIC] Printed on recycled paper using soybean ink

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NOTICE OF 2004 ANNUAL MEETING OF SHAREOWNERS

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10:00 a.m., April 28, 2004
Kentucky International Convention Center
221 Fourth Street
Louisville, Kentucky 40202

                                                                   March 9, 2004
To the Shareowners:

General Electric Company's 2004 Annual Meeting of Shareowners will be held at the Kentucky International Convention Center, 221 Fourth Street, Louisville, Kentucky 40202, on Wednesday, April 28, 2004, at 10:00 a.m., to address all matters that may properly come before the meeting. Following a report on our business operations, shareowners will vote on:

     (a)  election of directors for the ensuing year;
     (b)  ratification of the selection of the independent auditor for 2004;
     (c) additional measurement for executive officer performance goals for long-term performance awards; and
     (d) 15 shareowner proposals set forth at pages 41 through 61 in the accompanying proxy statement.

Shareowners of record at the close of business on March 1, 2004, will be entitled to vote at the meeting and any adjournments.

Benjamin W. Heineman, Jr.
Secretary

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PROXY STATEMENT

General Electric Company, Fairfield, Connecticut 06828

This proxy statement is furnished in connection with the solicitation of proxies by General Electric Company on behalf of the board of directors for the 2004 Annual Meeting of Shareowners. Distribution of this proxy statement and a proxy form to shareowners is scheduled to begin on or about March 9, 2004.

     You can ensure that your shares are voted at the meeting by submitting your instructions by phone, by Internet or by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Submitting your instructions or proxy by any of these methods will not affect your right to attend the meeting and vote. A shareowner who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation.

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ELECTION OF DIRECTORS

At the 2004 Annual Meeting, 15 directors are to be elected to hold office until the 2005 Annual Meeting and until their successors have been elected and have qualified. The 15 nominees for election at the annual meeting are listed on pages 6 to 11 with brief biographies. They are all now GE directors. The board of directors has determined that 11 of the 15 nominees are independent directors under the New York Stock Exchange listing requirements and GE's more stringent independence guidelines. We don't know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the board may nominate.

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                                     [PHOTO]

James I. Cash, Jr., 56, Retired James E. Robison Professor of Business Administration, Harvard Graduate School of Business, Boston, MA. Director since 1997.

A graduate of Texas Christian University with MS and PhD degrees from Purdue University, Dr. Cash joined the faculty of Harvard Business School in 1976, where he served as chairman of the MBA program from 1992 to 1995, and served as chairman of HBS Publishing from 1998 until 2003. Dr. Cash is a director of The Chubb Corporation, Microsoft Corporation and Scientific-Atlanta, Inc. He also serves as a trustee of Harlem Children's Zone, Massachusetts General Hospital, Newton-Wellesley Hospital, Babson College and Partners Healthcare, and is an overseer for the Boston Museum of Science.

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                                     [PHOTO]

Dennis D. Dammerman, 58, Vice Chairman of the Board and Executive Officer, General Electric Company, and Chairman, General Electric Capital Services, Inc. Director since 1994.

Mr. Dammerman joined GE after graduating from the University of Dubuque in 1967. He had financial assignments in several GE businesses before being named vice president and comptroller of General Electric Credit Corporation (now GE Capital Corporation) in 1979. In 1981, he became vice president and general manager of GE Capital's Commercial Financial Services Department and, later that year, of GE Capital's Real Estate Financial Services Division. He was elected senior vice president for finance of GE in 1984, a director of GE in 1994 and, in 1998, was named vice chairman of the board and executive officer of GE and chairman and chief executive officer of GE Capital Services, Inc.

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                                     [PHOTO]

Ann M. Fudge, 52, Chairman and CEO, Young & Rubicam, Inc., advertising and media services, New York, NY. Director since 1999.

After graduating from Simmons College in 1973, Ms. Fudge worked in human resources for GE until entering Harvard University, where she obtained an MBA in 1977. Prior to joining Young & Rubicam, Ms. Fudge worked at General Mills and at General Foods where she served in a number of positions including president of Kraft General Foods' Maxwell House Coffee Company and president of Kraft's Beverages, Desserts and Post Divisions. Ms. Fudge is a director of Catalyst, a trustee of Simmons College and a governor of Boys & Girls Clubs of America.

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                                     [PHOTO]

Claudio X. Gonzalez, 69, Chairman of the Board and Chief Executive Officer, Kimberly-Clark de Mexico, S.A. de C.V., Mexico City, and Director, Kimberly-Clark Corporation, consumer and paper products. Director since 1993.

Mr. Gonzalez is a graduate of Stanford University. He was employed by Kimberly-Clark in 1956 and by Kimberly-Clark de Mexico in 1957. He was elected vice president of operations of Kimberly-Clark de Mexico in 1962 and executive vice president and managing director in 1966. He assumed his present position in 1973. Mr. Gonzalez is also a director of America Movil, Grupo Carso, Grupo ALFA, Grupo Mexico, Grupo Televisa, Home Depot, Inc., Kellogg Company, The Mexico Fund, Inc. and Investment Co. of America.

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                                     [PHOTO]

Jeffrey R. Immelt, 48, Chairman of the Board and Chief Executive Officer, General Electric Company. Director since 2000.

Mr. Immelt joined GE in corporate marketing in 1982 after receiving a degree in applied mathematics from Dartmouth College and an MBA from Harvard University. He then held a series of leadership positions with GE Plastics in sales, marketing and global product development. He became a vice president of GE in 1989, responsible for consumer service for GE Appliances. He then became vice president of worldwide marketing and product management for GE Appliances in 1991, vice president and general manager of GE Plastics Americas commercial division in 1992, and vice president and general manager of GE Plastics Americas in 1993. He became senior vice president of GE and president and chief executive officer of GE Medical Systems in 1996. Mr. Immelt became GE's president and chairman-elect in 2000, and chairman and chief executive officer in 2001. He is also a director of Catalyst, devoted to advancing women in business, and Robin Hood, focused on addressing poverty in New York City.

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                                     [PHOTO]

Andrea Jung, 45, Chairman of the Board and Chief Executive Officer, Avon Products, Inc., cosmetics. New York, NY. Director since 1998.

Ms. Jung, a graduate of Princeton University, joined Avon Products, Inc., a multinational cosmetics company, in 1994 as president, product marketing for Avon U.S. She was elected president, global marketing, in 1996, an executive vice president in 1997, president and a director of the company in 1998, chief executive officer in 1999 and chairman of the board in 2001. Previously, she was executive vice president, Neiman Marcus and a senior vice president for I. Magnin. Ms. Jung is also a director of Catalyst and chairman of the Cosmetic, Toiletry and Fragrance Association.

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                                    [PHOTO]

Alan G. (A.G.) Lafley, 56, Chairman of the Board, President and Chief Executive, Procter & Gamble Co., personal and household products, Cincinnati, OH. Director since 2002.

Mr. Lafley received a BA degree from Hamilton College in 1969 and an MBA from Harvard University in 1977, at which time he joined Procter & Gamble. He was named a group vice president in 1992, an executive vice president in 1995 and, in 1999, president of global beauty care and North America. He was elected president and chief executive officer in 2000 and chairman of the board in 2002. Mr. Lafley is also a director of General Motors Corporation. In addition, he serves on the Board of Trustees of Hamilton College and Xavier University, and is a member of the Lauder Institute Board of Governors (Wharton School of Arts & Sciences), the Business Roundtable and the Business Council.

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                                    [PHOTO]

Kenneth G. Langone, 68, Chairman, President and Chief Executive Officer, Invemed Associates, LLC, investment banking and brokerage, New York, NY. Director since 1999.

Mr. Langone received a BA from Bucknell University and an MBA from New York University's Stern School of Business. He is the founder of Invemed Associates, LLC and a co-founder, director and member of the executive committee of Home Depot, Inc. He is also a director of ChoicePoint, Inc., YUM! Brands, Inc. and Unifi, Inc. In addition to serving as a director of numerous charitable organizations, Mr. Langone is chairman of the NYU School of Medicine and serves on the Board of Trustees of New York University and the Board of Overseers of its Stern School of Business.

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                                    [PHOTO]

Ralph S. Larsen, 65, Former Chairman of the Board and Chief Executive Officer, Johnson & Johnson, pharmaceutical, medical and consumer products, New Brunswick, NJ. Director since 2002.

After graduating with a BBA from Hofstra University, Mr. Larsen joined Johnson & Johnson in 1962. In 1981, he left Johnson & Johnson to serve as president of Becton Dickinson's consumer products division and returned to Johnson & Johnson in 1983 as president of its Chicopee subsidiary. In 1986, Mr. Larsen was named a company group chairman and later that year became vice chairman of the executive committee and chairman of the consumer sector. He was elected a director in 1987 and served as chairman of the board and chief executive officer from 1989 to 2002. Mr. Larsen is a director of Xerox Corporation and AT&T Wireless. He is also a trustee of the Robert Wood Johnson Foundation and a member of the Business Council.

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                                    [PHOTO]

Rochelle B. Lazarus, 56, Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide, advertising, New York, NY. Director since 2000.

A graduate of Smith College, Ms. Lazarus holds an MBA from Columbia University. She joined Ogilvy & Mather Worldwide, a multinational advertising agency, in 1971, becoming president of its U.S. direct marketing business in 1989. She then became president of Ogilvy & Mather New York and president of Ogilvy & Mather North America before becoming president and chief operating officer of the worldwide agency in 1995, chief executive officer in 1996 and chairman in 1997. Ms. Lazarus also serves as a director of Ann Taylor Stores, New York Presbyterian Hospital, American Museum of Natural History and the World Wildlife Fund, and is a member of the Board of Overseers of Columbia Business School.

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                                    [PHOTO]

Sam Nunn, 65, Retired Partner, King & Spalding, law firm, Atlanta, GA. Director since 1997.

After attending Georgia Institute of Technology and serving in the U.S. Coast Guard, Mr. Nunn received an AB degree from Emory University in 1960 and an LLB degree from Emory Law School in 1962. He practiced law and served in the Georgia House of Representatives before being elected to the United States Senate in 1972, where he served as the chairman and ranking member on both the Senate Armed Services Committee and the Senate Permanent Subcommittee on Investigations before retiring in 1997. He served as a partner at King & Spalding from 1997 through 2003. Mr. Nunn is a professor at the School of International Affairs at Georgia Tech. He is also a director of ChevronTexaco Corporation, The Coca-Cola Company, Dell Inc., Internet Security Systems, Inc. and Scientific-Atlanta, Inc. Mr. Nunn is also co-chairman and chief executive officer of the Nuclear Threat Initiative, a Washington-based charitable organization working to reduce the global threats from nuclear, biological and chemical weapons.

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                                    [PHOTO]

Roger S. Penske, 67, Chairman of the Board, Penske Corporation, Penske Truck Leasing Corporation, and United Auto Group, Inc., transportation and automotive services, Detroit, MI. Director since 1994.

After attending Lehigh University, Mr. Penske founded Penske Corporation in 1969. He became chairman of the board of Penske Truck Leasing Corporation in 1982 and chairman of the board of United Auto Group, Inc. in 1999. Mr. Penske is also a director of Home Depot, Inc. and Universal Technical Institute, Inc. He is a director of Detroit Renaissance, Inc. and a member of the Business Council.

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                                    [PHOTO]

Robert J. Swieringa, 61, Dean and Professor of Accounting, Johnson Graduate School of Management, Cornell University, Ithaca, NY. Director since 2002.

Dr. Swieringa received a BA degree from Augustana College in 1964, an MBA in accounting and economics from the University of Denver in 1965 and a PhD in accounting and complex organizations from the University of Illinois in 1969. He taught accounting at Stanford's Graduate School of Business and at the Johnson Graduate School of Management at Cornell University before serving as a member of the Financial Accounting Standards Board from 1986 to 1996. He was then a professor in the practice of accounting at Yale's School of Management before becoming the ninth dean of the Johnson School in 1997. Dr. Swieringa is currently a member of the American Accounting Association, and is a past president of its Financial Accounting and Reporting Section.

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                                    [PHOTO]

Douglas A. Warner III, 57, Former Chairman of the Board, J.P. Morgan Chase & Co., The Chase Manhattan Bank, and Morgan Guaranty Trust Company of New York, NY. Director since 1992.

Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company of New York, a wholly-owned subsidiary of J.P. Morgan Chase & Co. (formerly J.P. Morgan & Co. Incorporated). He was elected president and a director of the bank and its parent in 1990, serving as chairman and chief executive officer from 1995 to 2000, when he became chairman of the board of J.P. Morgan Chase & Co., The Chase Manhattan Bank and Morgan Guaranty Trust Company until his retirement in 2001. Mr. Warner is also a director of Anheuser-Busch Companies, Inc. and Motorola, Inc., a member of the Board of Counselors of The Bechtel Group, Inc., chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center, a member of the Business Council and a trustee of the Pierpont Morgan Library.

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                                    [PHOTO]

Robert C. Wright, 60, Vice Chairman of the Board and Executive Officer, General Electric Company, and Chairman and Chief Executive Officer of National Broadcasting Company, Inc. Director since 2000.

Mr. Wright graduated from the College of the Holy Cross and the University of Virginia School of Law. He joined GE in 1969 as a staff lawyer, leaving in 1970 for a judicial clerkship. He rejoined GE in 1973 as a lawyer for GE Plastics, subsequently serving in several management leadership positions with that business. In 1980, he became president of Cox Cable Communications, and rejoined GE in 1983 as vice president of the Housewares and Audio businesses. In 1984, he became president and chief executive officer of General Electric Financial Services and, in 1986, was elected president and chief executive officer of National Broadcasting Company, Inc. In 2000, he was elected chairman and chief executive officer of NBC and vice chairman of the board and executive officer of GE.
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                                       11

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CORPORATE GOVERNANCE

Governance Principles. Our board's governance principles, which include guidelines for determining director independence and reporting concerns to non-employee directors and the audit committee, are enclosed with this proxy statement in the Appendix at page 65. All of GE's corporate governance materials, including the governance principles and committee charters and key practices, are published on the governance section of GE's website at www.ge.com. The board regularly reviews corporate governance developments and modifies these principles, charters and practices as warranted. Any modifications are reflected on GE's website.

     GE's corporate governance leadership was recognized in the latest Financial Times survey of global CEOs which rated GE as the most respected company for corporate governance and integrity and most respected company overall. GE also recently earned the highest rating of 10 in the latest governance ratings by GovernanceMetrics International. Only twenty-two of 2,121 companies around the world earned a 10 in the ratings, which measure corporate governance against portfolio returns.

     Director Independence. It is the board's objective that at least two-thirds of the board should consist of independent directors. For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with GE. The board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing rules. The independence guidelines are set forth in Section 4 of our governance principles, at page 66. In addition to applying these guidelines, the board will consider all relevant facts and circumstances in making an independence determination. The board has determined that the following 12 directors satisfy the New York Stock Exchange's independence requirements and GE's independence guidelines: Cash, Fudge, Gonzalez, Jung, Langone, Lafley, Larsen, Lazarus, Nunn, Sigler, Swieringa and Warner.

     All members of the audit, compensation and nominating committees must be independent directors. Members of the audit committee must also satisfy an additional Securities and Exchange Commission independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from GE or any of its subsidiaries other than their directors' compensation. Moreover, as a matter of policy, the board has determined to apply an additional, heightened independence standard to members of both the compensation committee and the nominating committee. No member of either committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory Fees from GE or any of its subsidiaries. Because these firms relate to core financial and legal activities of the company, this additional voluntary independence requirement for members of the compensation and nominating committees is intended to remove even the appearance of a conflict of interest. The board has determined that all members of the audit, compensation and nominating committees satisfy the relevant SEC or GE additional independence requirements.

     Code of Conduct. All directors, officers and employees of GE must act ethically at all times and in accordance with the policies comprising GE's code of conduct set forth in the company's integrity manual, Integrity: The Spirit and the Letter of Our Commitment. The board will not permit any waiver of any ethics policy for any director or executive officer. Our integrity manual is published on the integrity section of GE's website at www.ge.com. Section 11 of the governance principles, at page 69, more fully addresses our code of conduct.
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BOARD OF DIRECTORS AND COMMITTEES

Our board of directors currently consists of 16 directors, 12 of whom are independent directors under the requirements set forth in the New York Stock Exchange listing rules and GE's independence guidelines. During 2003, the board consisted of 17 directors. In anticipation of his retirement later this year, and after more than 37 years of outstanding service to the company, Gary L. Rogers stepped down from the board and from his role as a Vice Chairman in December 2003. He will continue to serve the company as a senior advisor until he retires this December. In addition, after 20 years of outstanding service to the company as a GE director, including two years as the board's first presiding director, Andrew C. Sigler will retire from the board this month and did not stand for re-election to the board. Accordingly, the size of the board will be reduced to 15 directors upon Mr. Sigler's retirement. Ralph S. Larsen will succeed Mr. Sigler as chairman of the management development and compensation committee and presiding director.

     In October 2003, we entered into an agreement to acquire Amersham plc, a leader in medical diagnostics and life sciences, and we expect the acquisition to be completed in the first half of 2004 after required approvals. The company has agreed to appoint Sir William Castell, the chief executive of Amersham plc, to the board as a Vice Chairman after the completion of the acquisition because of his broad business experience and extensive industry knowledge. He will also become the CEO of GE Healthcare, the combination of the Amersham and GE Medical businesses. As of the date of this proxy statement, we cannot be certain that we will be able to complete the Amersham plc acquisition prior to the annual meeting. Consequently, we are not nominating him as a director for election at the annual meeting. Instead, if the acquisition is completed, the board intends to appoint him to the board after the annual meeting, thereby increasing the size of the board to 16.

     Sir William Castell is 56 and is a graduate of the City of London College. He joined Amersham plc in 1989 as Chief Executive and was knighted in June 2000 for services to the life sciences industry.

     The board held 13 meetings during 2003. The average attendance by directors at scheduled board and committee meetings was over 95%. It is the board's policy that directors should attend our annual meeting of shareowners absent exceptional cause. Last year, all directors attended the annual meeting.

     The four standing committees of the board are the audit committee, the management development and compensation committee, the nominating and corporate governance committee and the public responsibilities committee. The board has appointed only independent directors to the audit, compensation and nominating committees.

     Audit Committee. The members of the audit committee are directors Warner, who chairs the committee, Cash, Gonzalez, Langone, Sigler and Swieringa. Ms. Fudge left the committee in February 2004. This committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our internal audit staff and by our independent auditor. Its duties include: (1) selecting the independent auditor; (2) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (3) approving audit and non-audit services provided to the company by the independent auditor; (4) reviewing the organization and scope of our internal system of audit, financial and disclosure controls; (5) overseeing our financial reporting activities, including our annual report, and the accounting standards and principles followed; and (6) conducting other reviews relating to compliance by employees with GE policies and applicable laws. There were 11 meetings of the audit committee during 2003. The committee's report appears on page 34.

     Management Development and Compensation Committee. The members of the management development and compensation committee are directors Larsen, who chairs the committee, Gonzalez, Jung, Nunn, Sigler and Warner. Mr. Nunn replaced Mr. Langone on the committee in February 2004. This committee has two primary responsibilities: (1) to monitor our management resources, structure, succession planning, development and selection process as well as the performance of key executives; and (2) to review and approve executive compensation. It also oversees the GE 1990 Long-Term Incentive Plan and the Incentive Compensation Plan. This committee met nine times during 2003. The committee's report to shareowners begins on page 20.

     Nominating and Corporate Governance Committee. The members of the nominating and corporate governance committee are directors Gonzalez, who chairs the committee, Jung, Lafley, Langone, Larsen, Lazarus, Sigler and Warner. This committee's responsibilities include the selection of director nominees for the board and the development and annual review of our governance principles. The committee also annually reviews director compensation and benefits, oversees the annual self-evaluations of the board and its committees and makes recommendations to the board concerning the structure and membership of the other board committees. This committee held four meetings during 2003.

     This committee will consider all shareowner recommendations for candidates for the board, which should be sent to the Nominating and Corporate Governance Committee, c/o Benjamin W. Heineman,Jr., Secretary, General

Electric Company, Fairfield, CT 06828. The committee's minimum qualifications and specific qualities and skills required for directors are set forth in
Section 3 of GE's governance principles, at page 65. In addition to considering candidates suggested by shareowners, the committee considers potential candidates recommended by current directors, company officers, employees and others. The committee screens all potential candidates in the same manner regardless of the source of the recommendation. The committee's review is typically based on any written materials provided with respect to the potential candidate. The committee determines whether the candidate meets the company's minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

     Public Responsibilities Committee. The members of the public responsibilities committee are directors Nunn, who chairs the committee, Cash, Dammerman, Fudge, Immelt, Lazarus, Penske and Wright. The purpose of the committee is to review and oversee our positions on corporate social responsibilities and public issues of significance which affect investors and other key GE stakeholders. The committee met three times last year to review litigation matters and GE's policies on charitable contributions and to conduct its committee self-evaluation. Other issues within the jurisdiction of the committee, including the company's position on legislative and regulatory matters, were discussed at meetings of the full board.

     Meetings of Non-Employee Directors. The non-employee directors meet without any management directors or employees present at least three times each year. The presiding director, who is also the chairman of the management development and compensation committee, presides at these meetings. Last year, the non-employee directors met three times to discuss board policies, processes and practices.

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INFORMATION RELATING TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

..    Non-employee Directors' Compensation and Benefit Program

The board approved a new compensation and benefit program for non-employee directors, which went into effect on January 1, 2003. In recommending this program to the board, the nominating and corporate governance committee was guided by the following goals: compensation should fairly pay directors for work required for a company of GE's size and scope; compensation should align directors' interests with the long-term interests of shareowners; and the structure of the compensation should be simple, transparent and easy for share-owners to understand.

     Compensation. In 2003, annual compensation of $250,000 was paid to each non-employee director in four installments following the end of each quarter of service, 40% (or $100,000) in cash and 60% (or $150,000) in deferred stock units
(DSUs). Non-employee directors had the option of deferring some or all of their cash payments in DSUs. There were no meeting fees because attendance is expected at all scheduled board and committee meetings, absent exceptional cause. Each DSU is equal in value to a share of GE stock, but does not have voting rights. DSUs will accumulate regular quarterly dividends, which are reinvested in additional DSUs. The DSUs will be paid out in cash to non-employee directors beginning one year after they leave the board. Directors may elect to take their DSU payments as a lump sum or in equal payments spread out for up to ten years.

     Additional compensation, equal to 10% of the $250,000 annual compensation, was paid to directors serving on the audit committee or the management development and compensation committee, due to the workload and broad-based responsibilities of these two committees. Directors serving on both committees received additional compensation equal to 20% of their annual compensation. Additional compensation was made in the same 40%-60% proportion between cash and DSUs, respectively, and was payable in the same manner as the annual compensation. Non-employee directors had the option of deferring some or all of their cash payments in DSUs.

     Stock Options. There is no stock option plan for non-employee directors, and no stock options were granted to non-employee directors in 2003. The board determined not to renew the 1996 Stock Option Plan for Non-Employee Directors in order to simplify directors' compensation and because DSUs more closely align the directors' interests with the long-term interests of shareowners. In addition, the non-employee directors waived their right to receive a final grant under the 1996 Stock Option Plan that would otherwise have been made on January 31, 2003. The board also determined that options that were previously granted to non-employee directors and that are still outstanding will be subject to the same holding period requirements as options held by senior executives. Specifically, like the management directors and other senior executives, the non-employee directors will be required to hold for at least one year the net shares obtained from exercising stock options after selling sufficient shares to cover the exercise price and taxes.

     Retirement Programs. As of January 1, 2003, the retirement programs for non-employee directors were terminated. For non-employee directors initially elected at or prior to the 2001 Annual Meeting, the director who retired directly from the board at age 65 or older after at least five years of service could elect to receive either: (1) an annual retirement benefit for the lives of the director and eligible surviving spouse in the amount of the retainer fee in effect at retirement; or (2) a life insurance benefit in the amount of $450,000. In 2001, the board terminated this retirement program on a prospective basis and replaced it with a contingent stock unit award for non-employee directors who are initially elected to the board after the 2001 Annual Meeting. All of these directors would receive a one-time contingent award of 5,000 GE restricted stock units, to be accounted for as GE stock including dividends, payable only if the director retires from the board at age 65 or older and after at least five years of service on the board.

     Effective January 1, 2003, the board terminated both programs on a retroactive and prospective basis. With respect to the program for non-employee directors initially elected at or prior to the 2001 Annual Meeting, the board replaced the grandfathered actuarial values that directors had under the program with DSUs having an equivalent value. The board did this to remove any possibility that a director's conduct could appear to be influenced by a personal interest in remaining a director until retirement age in order to qualify for retirement payments. Like the DSUs the directors receive as part of their annual compensation, these DSUs precisely track performance of GE stock, will accumulate dividends and will be payable beginning one year after the director leaves the board. The actuarial values of the grandfathered pension rights, as determined by an independent actuary, that were replaced with DSUs for the directors who had such rights, were: Cash ($167,955); Fudge ($147,095); Gonzalez ($506,341); Jung ($71,859); Langone ($424,331); Lazarus ($177,498);
Nunn ($313,769); Penske ($446,817); Sigler ($578,360); and Warner ($178,056).
With respect to the program for non-employee directors elected after the 2001 Annual Meeting, the contingent stock units granted to these directors when they joined the board in 2002 have been converted to DSUs payable beginning one year after they leave the board. All of these DSUs were fully vested when granted.

     Matching Gifts. To further GE's support for charities, non-employee directors are able to participate in GE's educational and more gifts-more givers programs on the same terms as GE's senior officers. Under those programs, GE will match up to $100,000 a year in contributions by the director to an institution of higher education or other charity approved by the GE Fund.

     Charitable Award. As part of our overall support for charitable institutions, and in order to preserve our ability to attract directors with outstanding experience and ability, GE maintains a plan that permits each director to recommend up to five charitable organizations that would share in a $1 million contribution to be made by the company upon the director's termination of service. The directors do not receive any financial benefit from this program since the charitable deductions accrue solely to the company. The overall program does not result in a material cost to the company. To avoid any appearance that a director might be influenced by the prospect of receiving this benefit at retirement, the award vests upon the commencement of board service.

     Insurance. GE has provided liability insurance for its directors and officers since 1968. ACE Insurance, XL Insurance and AIG are the principal underwriters of the current coverage, which extends until June 11, 2004. The annual cost of this coverage is approximately $25.2 million.

..    Stock Ownership Table

The table below includes all GE stock-based holdings, as of February 13, 2004, of our directors and five most highly paid executive officers. This table indicates the alignment of the named individuals' financial interests with the interests of our shareowners because the value of their total GE holdings will increase or decrease in line with the price of GE's stock.

--------------------------------------------------------------------------------
                   Common Stock and Total Stock-Based Holdings

--------------------------------------------------------------------------------------------------
          Name             Stock/1/      Total/2/           Name            Stock/1/      Total/2/
---------------------------------------------------------------------------------------------------
James I. Cash, Jr.            92,936       118,862   Ralph S. Larsen           19,659/3/     32,273
Dennis D. Dammerman        2,962,517     6,705,225   Rochelle B. Lazarus       27,043/3/     62,492
Ann M. Fudge                  45,853        81,521   Sam Nunn                  97,500       151,456
Claudio X. Gonzalez          221,652       328,289   Roger S. Penske          154,500       230,099
Benjamin W. Heineman, Jr.  2,079,409     3,274,900   Gary L. Rogers         3,088,504     4,169,566
Jeffrey R. Immelt          2,624,420     5,603,179   Andrew C. Sigler         140,936       186,327
Andrea Jung                   64,500/3/     96,693   Robert J. Swieringa        2,686        15,073
Alan G. Lafley                 5,755        18,369   Douglas A. Warner III    181,888/3/    208,738
Kenneth G. Langone           340,649       394,861   Robert C. Wright       3,596,318     7,381,324
---------------------------------------------------------------------------------------------------

                 Common stock holdings of all directors and all
                executive officers as a group were 29,688,469/4/
--------------------------------------------------------------------------------

Notes:
/1/ This column lists voting securities, including restricted stock held by the executive officers over which they have voting power but no investment power. Otherwise, each director or executive officer has sole voting and investment power over the shares reported, except as noted. In accordance with SEC rules, this column also includes shares that may be acquired pursuant to non-voting stock options that are or will become exercisable within 60 days as follows:
76,500 shares for Dr. Cash; 40,500 shares for Ms. Fudge and Mr. Langone; 130,500 shares for Mr. Gonzalez and Mr. Warner; 58,500 shares for Ms. Jung; 22,500 shares for Ms. Lazarus; 94,500 shares for Mr. Nunn; 99,000 shares for Mr. Penske; 112,500 shares for Mr. Sigler; 2,549,999 shares for Mr. Dammerman; 1,449,500 shares for Mr. Heineman; 1,986,500 shares for Mr. Immelt; 2,402,500 shares for Mr. Rogers; and 2,495,000 shares for Mr. Wright. No director or executive officer owns more than one-tenth of one percent of the total outstanding shares, nor do all directors and executive officers as a group own more than one percent of the total outstanding shares.

/2/ This column shows the individual's total GE stock-based holdings, including the voting securities shown in the "Stock" column (as described in note 1), plus non-voting interests, including, as appropriate, performance share units, stock appreciation rights, restricted stock units, deferred compensation accounted for as units of GE stock and stock options which will not become exercisable within 60 days.

/3/ Includes the following numbers of shares over which the identified director has shared voting and investment power but as to which he or she disclaims beneficial interest: Ms. Jung (975 shares); Mr. Larsen (7,500 shares); Ms. Lazarus (1,300 shares); and Mr. Warner (4,800 shares).

/4/ Includes 1,544,692 shares over which there are shared voting and investment powers.

..    Certain Relationships and Related Transactions

This section discusses certain direct and indirect relationships and transactions involving the company and any director or executive officer. GE and its subsidiaries also have purchase, lease, finance, insurance and other transactions and relationships in the normal course of business with companies and organizations with which our directors are associated, but which are not sufficiently significant to be reportable. The board has determined that, in view of the relationships described below, Mr. Penske does not qualify as an independent director, but makes extremely valuable contributions to the board and to the company by reason of his experience and wisdom.

     Mr. Penske has an indirect financial interest in Penske Truck Leasing Co., L.P., a limited partnership formed in 1988 between a subsidiary of Penske Corporation and a subsidiary of GE Capital Corporation (GE Capital) in order to operate a truck leasing and rental business. In connection with a 1996 restructuring that increased GE Capital's interest in the partnership from 50% to 79%, the Penske Corporation subsidiary, which serves as the general partner of the partnership, in 1997 commenced receiving ten annual payments, which began at $11.3 million and will decline to $9.3 million, with the majority of such payments contingent upon the partnership achieving certain revenue thresholds. GE Capital also extends acquisition and working capital loans and guarantees to the partnership, which totaled about $4.2 billion as of December 31, 2003. GE Capital provides this funding on the same terms as those extended to its operating subsidiaries. The company will consolidate Penske Truck Leasing Co., L.P. in its audited financial statements for the year ended December 31, 2004.

     GE Capital also holds 3.5 million shares of Class B Preferred Stock in the Penske Corporation subsidiary that is the general partner of Penske Truck Leasing Co., L.P. An annual dividend of $0.70 per share is payable to holders of the Class B Preferred Stock. Although the Class B Preferred Stock was scheduled to be redeemed on March 15, 2003 for $10 per share, in March 2003, the parties agreed to extend the redemption date to March 15, 2013.

     Mr. Penske has a direct financial interest in and controls Penske Capital Partners, LLC (PCP). In April 2002, GE Capital Equity Holdings, Inc. (GE Equity) invested $15 million in Worldwide Training Group LLC (WTG), which was formed by PCP, as WTG's managing member, in order to make an investment in Universal Technical Institute, Inc. (UTI). In WTG's LLC agreement, GE Equity agreed that, after it recovered its investment and received a preferred return on its investment, PCP would then receive a 15% carried interest in the remaining profits of GE Equity's investment. On December 17, 2003, UTI completed its initial public offering. Through a simultaneous secondary offering, WTG sold 31% of its holding in UTI. GE Equity received $19.8 million (on an original cost basis of $4.68 million) in cash from this transaction after paying PCP $1.88 million in carried interest.

     In July 2003, GE Commercial Finance (GECF) entered into a limited partnership agreement with Transportation Resource Partners, LP, a new $265 million investment fund formed by Transportation Resource Management, LLC (TRM), as its general partner. Mr. Penske has a direct financial interest in and controls TRM. GECF may invest up to $50 million in return for its agreement to pay TRM an annual fee of up to $750,000. GECF agreed that, after it recovered its investments and received a preferred return on any such investments, TRM would then receive a 20% carried interest in the remaining profits from the GECF investments. As of December 31, 2003, GECF had not made any investments in Transportation Resource Partners, LP.

     GE has, for a number of years, used the services of the law firm of King & Spalding LLP for a variety of matters. Mr. Nunn practiced law with King & Spalding from 1997 until he retired on December 31, 2003. Upon Mr. Nunn's retirement, the board determined that he qualified as an independent director, based on the New York Stock Exchange listing rules and GE's independence guidelines.

     Mr. Wright's son-in-law is employed by a GE subsidiary, where his compensation exceeds $60,000 annually.

     The company believes that these transactions and relationships during 2003 were reasonable and in the best interest of the company.

--------------------------------------------------------------------------------
COMPENSATION COMMITTEE REPORT

Each member of our management development and compensation committee is an independent director as determined by our board of directors, based on the New York Stock Exchange listing rules and GE's stricter independence guidelines. These independence rules and guidelines are discussed in Sections 4 and 7 of GE's corporate governance principles which are set forth in the Appendix of this proxy statement at pages 66 and 68. This committee's charter and key practices are published on the governance section of the GE website at www.ge.com.

     We approve all of the policies under which compensation is paid or awarded to our executives, and individually review the performance of, and all compensation actions affecting, our senior executive officers -- the chief executive officer, the vice chairmen and the senior vice presidents. We oversee and regularly evaluate the effectiveness of our overall executive compensation program. All stock-based long-term performance awards are made under the GE 1990 Long-Term Incentive Plan, which shareowners approved in 1990 and again in 1997. The plan limits total annual awards to less than 1% of issued shares. Historically, the committee has awarded only about half of the authorized amount.

..    Executive Compensation Philosophy

Our key compensation goals are to hire, motivate, reward and retain executives who create long-term investor value. We use a variety of compensation elements to achieve these goals, including:

     . salary and bonus: we pay salaries that are designed to attract and retain superior leaders, and we pay annual bonuses to reward exceptional performance;

     . stock options and stock appreciation rights: we award these to provide incentives for superior long-term performance and to retain top executives because the awards are forfeited if the executive leaves before they become fully exercisable five years after grant;

     . restricted stock units: we grant RSUs to more closely align executives' interests with investors' long-term interests, and to retain top executives because the awards are paid out only to executives who remain with the company for extended periods; and

     . long-term performance awards: we use these to provide a strong incentive for achieving specific performance measurements over multi-year periods.

     We discuss below how we have used these awards and a number of other steps to strengthen the alignment of our executives' interests with the long-term interests of investors and other stakeholders.

..    Compensation Elements for Executive Officers

As noted above, the basic elements of our executive compensation approach are:

     1. Salary and bonus. Salary is paid for ongoing performance throughout the year. Bonuses are paid in February for the prior year's performance and are based upon our evaluation of each executive officer's individual performance in the prior year in the context of our assessment of the overall performance of the company and the executive's business unit. This includes an assessment of the executive's contribution to the achievement of financial performance and other key goals we established for the company during the performance year. The salaries and bonuses we paid to our five most highly paid executive officers for the past three years are shown in the table on page 30.

     2. Stock options and stock appreciation rights payable in stock (SARs). Stock options and SARs provide incentives for long-term superior performance and have the same economic value to the executive and the same cost to the company. Each stock option permits the executive to purchase one share of GE stock from the company at the market price of GE stock on the date of grant. SARs payable in stock permit the executive to receive shares of GE stock from the company equal in value to the difference between the price of GE stock on the day the SARs were granted and the price on the day they were exercised, multiplied by the number of SARs exercised. SARs are exercisable in five equal annual installments beginning one year after the grant date. The number of SARs granted to our five most highly paid executives in 2003, and the estimated grant date value of the awards, are shown in the table on page 29. The number of stock options and SARs granted to our five most highly paid executive officers in the last three years are shown in the table on page 31. Stock options granted during and after 2002 generally become exercisable in five equal annual installments beginning one year after the grant date. Stock options granted before 2002 generally become exercisable in two equal installments, three and five years after they were granted.

     3. Restricted stock units (RSUs). We periodically make special RSU grants to key performers to provide strong incentives for continued superior service. RSUs are forfeited if the executive leaves GE prior to the lapse of restrictions, and the value of the RSU changes with the market value of GE stock. Each RSU entitles the executive to receive regular quarterly payments from the company equal to the quarterly dividend on one share of GE stock. Also, provided the executive is still employed by GE when the restrictions lapse, the executive will receive one share of GE stock from the company in exchange for each RSU. For most special RSUs granted during and after 2002, restrictions on 25% lapse after three, five and ten years, with the final 25% lapsing at retirement. For most special RSUs granted before 2002, restrictions on 25% lapse after three and seven years and the remaining 50% lapse at retirement.

     In September 2003, for the first time, we granted annual RSUs in lieu of portion of our executives' regular annual stock option or SAR award. We discuss on page 24 our reasons for making these annual RSU grants. The RSUs granted annually in combination with stock options or SARs under this new policy have essentially the same terms and conditions as the special RSUs described above, except that the restrictions on half of these RSUs will lapse after three years, and the other half after five years. The grant date market value of all RSUs awarded in the last three years to the five most highly paid executive officers is shown in the table on page 31.

     4. Contingent long-term performance awards. We also periodically grant contingent long-term performance awards to select operating managers and executives. These awards are based on the attainment of specific financial measurements over a three-year period, which are designed to enhance long-term shareowner value. We granted these awards in 1994, 1997, 2000 and 2003. The table on page 31 shows the amounts paid last year to our five most highly paid executive officers under the 2000 award.

..    Recent Executive Compensation Policy Actions

A. Actions Affecting Our Senior Executive Officers. We consider our CEO, vice chairmen and senior vice presidents to be our senior executive officers and have recently taken a number of actions to further align their interests with investor long-term interests.

     1. CEO five-year performance share units. As we explain in our discussion on page 25 of the basis for the compensation awards we made to Mr. Immelt last year, and summarized in the table on the next page, we granted him 250,000 five-year performance share units in September 2003 in lieu of stock options, SARs and RSUs, so that the performance share units were the only stock-based incentive we awarded to him in 2003. Half of the performance share units provide an incentive for sustained superior operating cash flow growth and the other half provide an incentive to produce long-term shareowner returns that exceed a broad market index. Each of the 125,000 performance share units linked to operating cash flow growth will entitle Mr. Immelt to receive one share of GE stock from the company in 2008 if GE's operating cash flow, adjusted to exclude the effect of unusual events, increases an average of 10% or more per year during the five-year period from 2003 through 2007. These performance share units will be cancelled if GE's operating cash flow growth fails to achieve the specified growth rate. Each of the 125,000 performance share units linked to broad market performance will entitle Mr. Immelt to receive one share of GE stock from the company in 2008 if GE's total shareowner return for the five-year period from 2003 through 2007 meets or exceeds the total share owner return of the S&P 500 for the same period. These performance share units will be cancelled if GE's total shareowner return is less than the S&P 500 total shareowner return for the period. For this purpose, "total shareowner return" means the cumulative total return on GE stock and the S&P 500 index, respectively, from December 31, 2002 to December 31, 2007, calculated in the same manner as the five-year performance graph on page 32 of this proxy statement. Mr. Immelt will receive quarterly cash payments on each performance share unit equal to GE's quarterly per share dividend.

       Long-Term Incentive Plans - Awards in Last Fiscal Year

                     Number    Performance Period       Maximum
Name                of Units      Until Payout       Future Payout
----                --------   ------------------   ---------------
Jeffrey R. Immelt    250,000        2003-2007        250,000 Shares

     In summary, Mr. Immelt will receive no shares in 2008 if the company fails to meet or exceed both targets for cash flow growth and total shareholder return. He will receive 125,000 shares if the company meets or exceeds only one of the two performance targets. He will receive 250,000 shares only if the company meets or exceeds both performance targets.

     2. Stock option holding period. In 2002, we decided that senior executives should be required to hold for at least one year the net shares of our stock that they receive by exercising stock options. For this purpose, "net shares" means the number of shares obtained by exercising stock options, less the number of shares the executive sells: (a) to cover the exercise price of the options; and (b) to pay the company withholding taxes.

     3. SARs payable in stock. In September 2003, in lieu of stock options, we granted our vice chairmen and senior vice presidents SARs payable only in GE stock. As described on page 21, these SARs have the same economic value to the senior executive, and the same cost to the company, as stock options, but are payable only in shares of GE stock. The senior executives will also pay the same taxes for SAR exercises as they would for stock option exercises, and grants and exercises of these awards will be publicly reported in the same manner as stock options. SARs payable in stock enable the company to deliver to the senior executive the number of "net shares" that the senior executive would have retained after exercising the same number of stock options and selling enough shares to cover the exercise price and withholding taxes. This will facilitate the senior executive's compliance with the holding period requirement described above, which we also apply to SAR exercises, by delivering only the "net shares" that he or she will be required to hold for at least one year, and will also result in less dilution when exercised because fewer shares will be issued to the executive.

     4. Stock ownership requirement. In 2002, we established the following stock ownership requirements, as a multiple of the executive's base salary, that must be held by senior executive officers:

   Position      Multiple   Time to Attain
   --------      --------   --------------
CEO                 6X          3 years
Vice Chairmen       5X          4 years
Senior VPs          4X          5 years

     The number of shares of GE stock that must be held is determined by multiplying the executive's annual base salary rate in September 2002, when the requirement was adopted by the board, or, for senior executives elected after September 2002, their base salary rate at the end of the month in which they were elected to a senior executive position, by the applicable multiple shown above and dividing the result by the average closing price of our stock during the immediately preceding 12 months. The number of shares to be held will change only if the executive is promoted into a higher level position. In 2003, Mr. Immelt acquired over 425,000 shares of GE stock, including over 293,000 shares he bought in the open market with his own funds or elected to receive in GE stock from a long-term award payout. He currently owns over 600,000 shares of GE stock, more than satisfying his stock ownership requirement.

B. Actions Affecting All Executive Compensation Grants. In addition to the actions described above with respect to our senior executive officers, we have also recently taken the following actions that affect executive compensation awards made to those executives and to all other executives as well.

     1. Stock option/RSU grants. In September 2003, we decided to replace 40% of the estimated value of new grants of stock options or SARs with RSUs on a basis intended to provide comparable value to the executive at a comparable cost to the company. RSUs will result in less dilution because we grant fewer RSUs than the number of options they replace in view of the fact that, when granted, RSUs have more value than stock options. Also, RSUs are effective incentives for our superior performers to remain with the company and continue that performance during periods of stock market fluctuations, when stock options may have no realizable value. The cost of combined grants of stock options and RSUs is comparable to the cost of granting only stock options or SARs.

     2. Expensing stock options. In 2002, we recommended, and our full board approved, the policy of expensing stock options to respond to investor views that this would improve the transparency of our financial statements.

     3. Prohibition on repricing stock options. In 2002, we also reaffirmed our long-standing policy of prohibiting the repricing of stock options.

..    Factors We Considered in Making Specific Compensation Decisions

As in prior years, all of our judgments regarding executive compensation last year were based primarily upon our assessment of each executive officer's leadership performance and potential to enhance long-term shareowner value. We rely upon judgment and not upon rigid guidelines or formulas or short-term changes in our stock price in determining the amount and mix of compensation elements for each executive officer.

     Key factors affecting our judgments included the nature and scope of the executive officers' responsibilities, their effectiveness in leading our initiatives to increase customer value, productivity and growth, and their success in creating a culture of unyielding integrity and compliance with applicable law and our ethics policies. We also considered the compensation levels and performances of a comparison group of major companies that are most likely to compete with us for the services of executive officers.

     Based upon all the factors we considered relevant, and in light of our strong financial and operating performance in an extraordinarily challenging global economic environment, we believe it was in your best long-term interest for us to ensure that the overall level of our salary, bonus and other incentive compensation awards was competitive with companies in the comparison group. Quite simply, we continue to believe that the quality, skills and dedication of our executive leaders are critical factors affecting the long-term value of our company. Therefore, we continue to try to maintain an executive compensation program that will attract, motivate and retain the highest level of executive leadership possible.

     Our decisions concerning the specific 2003 compensation elements for individual executive officers, including the chief executive officer, were made within this framework and after consultation with an executive compensation expert. We also considered each executive officer's level of responsibility, performance, current salary, prior-year bonus and other compensation awards. As noted above, in all cases our specific decisions involving 2003 executive officer compensation were ultimately based upon our judgment about the individual executive officer's performance and potential future contributions -- and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareowner value.

..    Basis for Chief Executive Officer Compensation

For 2003, we paid Mr. Immelt $3,000,000 in salary, which is the annual salary rate that has been in effect for him since April 2001. We also paid him a cash bonus of $4,325,000 for 2003, a 10.9% increase over his bonus for 2002.

     We considered this level of pay and bonus appropriate for the following reasons: his execution of our strategy to change our portfolio of businesses to enhance long-term investor value through better profit margins and higher returns on equity; his actions to ensure that the company has a strong capital structure and cash flow; his role in leading us to solid financial results in an extremely challenging global economic environment; his actions in making the company a leader in integrity, transparency and corporate governance; and his leadership in driving growth initiatives and reorganizing our businesses around markets to simplify our operations and strengthen our relationships with our customers.

     In September 2003 we granted Mr. Immelt 250,000 performance share units in lieu of stock options, SARs and restricted stock units. These performance share units are intended to recognize the unique position of the GE CEO. The committee believes that the CEO of GE needs no retention compensation, and that his equity compensation should be focused entirely on performance and alignment with investors. As described more fully above in our discussion at page 22 of recent changes in our executive compensation policies, 125,000 of the performance share units will convert into shares of GE stock only if GE's cash flow from operating activities has grown an average of 10% or more per year over the five-year period from 2003 through 2007. The remaining 125,000 performance share units will convert into GE stock only if GE's total shareowner return meets or exceeds that of the S&P 500 over that period. If one or both performance criteria are not met, the associated performance share units will be cancelled.

     Linking 50% of Mr. Immelt's 2003 equity award directly to the company's cash generation performance underscores GE's commitment to strong operating discipline, our triple-A rating and the GE dividend. The remaining 50% of the equity award is based solely on successfully delivering to GE's shareholders total returns equal to or better than the broader market. When these awards were granted last September, 250,000 shares of GE stock had a market value of about $7.5 million, which means that the performance share units had a grant date value of either zero, about $3.75 million or about $7.5 million, depending on whether neither, one or both performance criteria are ultimately met. In other words, the full value of that grant is at risk, based on GE's cash flow performance and GE stock price performance from 2003 through 2007.

     In 2003, we also granted Mr. Immelt, and certain other executives, a three-year contingent performance incentive award. The awards will be payable only if the company achieves, on an overall basis for the three-year 2003-2005 period, specified goals for one or more of the following four measurements, all as adjusted by the committee to remove the effects of unusual events and the effect of pensions on income: average earnings per share growth rate; average revenue growth rate; average return on total capital; and cumulative cash generated. In summary, more than 75% of Mr. Immelt's potential compensation for 2003 was at risk, including his bonus, these three-year contingent performance incentive awards and the performance share units we granted to Mr. Immelt last September.

                                      ****

     The foregoing report on executive compensation for 2003 is provided by the undersigned members of the management development and compensation committee of the board of directors.

     Ralph S. Larsen (Chairman)   Andrew C. Sigler
     Claudio X. Gonzalez          Douglas A. Warner III
     Andrea Jung

--------------------------------------------------------------------------------
CONTINGENT LONG-TERM PERFORMANCE INCENTIVE AWARDS

In February 2003, the management development and compensation committee granted new long-term contingent performance incentive awards to select executives for the 2003-2005 period to provide a continued emphasis on specified financial performance goals which the committee considers to be important contributors to long-term shareowner value. The awards will be payable only if the company achieves, on an overall basis for the three-year 2003-2005 period, specified goals for one or more of the following four measurements, all as adjusted by the committee to remove the effects of unusual events and the effect of pensions on income: average earnings per share growth rate; average revenue growth rate; average return on total capital; and cumulative cash generated. The use of the average revenue growth rate measurement is contingent on shareowner approval, which we are requesting in the proposal we describe beginning at page 36. The new awards will be subject to forfeiture if the executive's employment terminates for any reason other than disability, death or retirement before December 31, 2005.

     The following table shows the multiple of the named executives' salary rate in effect and the annual bonus awarded in February 2003 that would be payable in 2006 under these awards if the company precisely attained the threshold, target or maximum goals set by the committee for all applicable performance measurements.

Potential Payments in 2006 as a Multiple of Salary and Annual Bonus at February 2003

-----------------------------------------------------------------------
                            Performance   Threshold    Target   Maximum
Name of Executive             Period       Payment    Payment   Payment
-----------------------------------------------------------------------
Jeffrey R. Immelt            1/03-12/05       1x         2x       2.5x
Dennis D. Dammerman          1/03-12/05       1x         2x       2.5x
Robert C. Wright             1/03-12/05       1x         2x       2.5x
Benjamin W. Heineman, Jr.    1/03-12/05       1x         2x       2.5x
Gary L. Rogers               1/03-12/05       1x         2x       2.5x
-----------------------------------------------------------------------

     Each measurement is weighted equally, and payments will be made for achieving any of the three goals (threshold, target or maximum) for any of the four measurements. For example, the executives in the table above would receive only one-quarter of the threshold payment if the company met at the end of the three-year period only a single threshold goal for a single measurement. Also, payments will be prorated for performance that falls between goals.

--------------------------------------------------------------------------------
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

As discussed in the Compensation Committee Report beginning on page 20, stock options and stock appreciation rights (SARs) were granted in 2003 as incentives for superior performance that should create long-term shareowner value. Each stock option permits the employee, generally for a period of ten years, to purchase one share of GE stock from the company at the market price of GE stock on the date of grant.

     Over 36,000 current employees below the executive officer level hold one or more stock option grants under a broad-based stock option program initiated in 1989. This program is a vital element of our drive to identify, develop and motivate the high-potential leaders who will sustain our outstanding performance far into the 21st century. It also reinforces in the company the entrepreneurial environment and spirit of a small company by providing real incentives for these employees to sustain and enhance GE's long-term performance. The committee believes that the superior performance of these individuals will contribute significantly to GE's future success.

     The tables on the next page provide information, for the five most highly paid executive officers, on SARs and stock options granted last year; on previously granted SARs and stock options exercised last year; and on SAR and stock option holdings at the end of 2003. SARs and stock options generally expire ten years after the date of grant. SARs granted prior to 1996 were cash SARs which permitted the executive officer to receive an amount of cash, before tax, equal to the difference between the grant price of the SAR (which is equal to the closing price of our stock on the date of grant) and the highest closing price of our stock during a ten-business-day period that begins on the third business day following the public release of the company's quarterly summary statement of sales and earnings in the quarter in which the SAR is exercised. No SARs were granted between 1996 and 2003, and the last outstanding cash SARs were exercised in 2003. SARs granted in 2003 are stock SARs which are payable only in stock and permit the executive to receive shares of GE stock from the company equal in value to the difference between the price of GE stock on the day the SARs were granted and the price on the day they were exercised, multiplied by the number of SARs exercised. These SARs are exercisable in five equal annual installments beginning one year after the grant date and have the same economic value to the executive, and the same cost to the company, as stock options.

SARs Granted in 2003

                                                                             Grant Date
                                       Individual Grants in 2003                Value
---------------------------------------------------------------------------------------
                                      % of Total
                             Number    SARs and     Threshold                Grant Date
Name of                     of SARs     Options    Base Price   Expiration     Present
Executive                   Granted     Granted     Per Share      Date       Value/1/$
---------------------------------------------------------------------------------------
Jeffrey R. Immelt                 0         na           na             na           na

Dennis D. Dammerman         510,000       4.3%       $31.53      9/12/2013   $4,798,295

Robert C. Wright            420,000       3.5%       $31.53      9/12/2013   $3,951,537

Benjamin W. Heineman, Jr.   126,000       1.1%       $31.53      9/12/2013   $1,185,461

Gary L. Rogers                    0         na           na             na           na
---------------------------------------------------------------------------------------

/1/ These estimated hypothetical values are based on a Black-Scholes option pricing model in accordance with SEC rules. We used the following assumptions in estimating these values: potential SAR term, 10 years; risk-free rate of return, 3.53%; expected volatility, 34.66%; and expected dividend yield, 2.44%.

Aggregated SARs/Stock Options Exercised in 2003, and December 31, 2003 SAR/Option Value

                               Exercised in 2003                    Unexercised at December 31, 2003
---------------------------------------------------------------------------------------------------------------
                                                         Number of SARs/Options      Value of  SARs/Options/1/
                                                      ---------------------------   ---------------------------
                             Number
Name of                     of SARs/       $ Value
Executive                    Options      Realized    Exercisable   Unexercisable   Exercisable   Unexercisable
---------------------------------------------------------------------------------------------------------------
Jeffrey R. Immelt            192,000/2/  $4,176,576    1,986,500      2,062,500     $12,918,310     $3,144,000

Dennis D. Dammerman                0             na    2,549,999      2,440,000     $19,509,001     $2,672,400

Robert C. Wright                   0             na    2,945,000      1,845,000     $32,959,686     $1,965,000

Benjamin W. Heineman, Jr.    180,000/2/  $3,597,750    1,449,500        634,000     $18,402,005     $  660,240

Gary L. Rogers                     0             na    2,402,500        957,500     $30,567,222     $1,414,800
--------------------------------------------------------------------------------------------------------------

/1/ SAR and option values are based upon the difference between the grant prices of all SARs and options awarded in 2003 and prior years and the December 31, 2003 closing price for the company's stock of $30.98 per share.

/2/ Messrs. Immelt and Heineman held these SARs and stock options for their ten-year term before exercising them.

--------------------------------------------------------------------------------
SUMMARY COMPENSATION TABLE

                                                        Annual Compensation
-------------------------------------------------------------------------------------------------

     Name and
Principal Position                                                 Other  Annual     Total Annual
     in 2003                    Year     Salary       Bonus      Compensation/1,2/   Compensation
-------------------------------------------------------------------------------------------------
Jeffrey R. Immelt               2003   $3,000,000   $4,325,000        $ 78,435        $7,403,435
Chairman of the Board and       2002    3,000,000    3,900,000          49,093         6,949,093
Chief  Executive Officer        2001    2,750,000    3,500,000         113,600         6,363,600

Dennis D. Dammerman             2003   $2,266,667   $5,060,000        $ 27,342        $7,354,009
Vice Chairman of the Board      2002    2,100,000    4,650,000          25,539         6,775,539
and Executive Officer           2001    1,900,000    4,200,000          72,527         6,172,527

Robert C. Wright                2003   $2,354,167   $4,950,000        $125,834        $7,430,001
Vice Chairman of the Board      2002    2,229,167    4,300,000         111,698         6,640,865
and Executive Officer           2001    2,000,000    3,725,000          58,639         5,783,639

Benjamin W. Heineman, Jr.       2003   $1,475,000   $2,890,000        $104,043        $4,469,043
Senior Vice President,          2002    1,350,000    2,580,000         102,298         4,032,298
General Counsel and Secretary   2001    1,250,000    2,225,000          65,714         3,540,714

Gary L. Rogers                  2003   $1,700,000   $2,160,000        $ 51,525        $3,911,525
Vice Chairman of the Board      2002    1,533,333    2,000,000          47,730         3,581,063
and Executive Officer           2001    1,391,304    1,800,000          92,810         3,284,114
-------------------------------------------------------------------------------------------------

Notes:
/1/ This column includes the aggregate incremental cost to the company of providing perquisites and personal benefits to the named executive officers for the last three years. The amounts reported in this column for 2003, which represent at least 25% of the total amount of Other Annual Compensation reported for 2003, are: financial counseling for Mr. Immelt ($39,438), Mr. Wright ($68,850) and Mr. Rogers ($22,500), and leased car for Mr. Immelt ($34,170), Mr. Dammerman ($27,341) and Mr. Rogers ($26,441). The amounts also include the following incremental costs for personal use of company aircraft by the named executive before the executive became subject to the company's security program requirements described in footnote 2, or for personal use of company aircraft by members of the executive's family: Mr. Immelt ($58,238 in 2001); Mr. Wright ($16,289 in 2001); and Mr. Rogers ($74,666 in 2001). The amounts included in this column for personal use of company aircraft by Mr. Heineman are $55,265 in 2003, $52,932 in 2002 and $28,177 in 2001. The amounts reported in this column for 2001 differ somewhat from the amounts reported in prior proxy statements because in 2002 the company changed the period for which it reported costs for personal use of company aircraft and leased cars from a 12-month period ending October 31, to a 12-month calendar-year period ending December 31, and recast prior years so that amounts were reported on a consistent basis.
/2/ GE, pursuant to an executive security program established by the management development and compensation committee of the board of directors, requires the current chairman and vice chairmen to use company aircraft for personal as well as business travel. The committee requires the company to provide these security services for the company's benefit rather than as a personal benefit or perquisite for the executives. Although GE believes the costs of these services are a business expense and has not included them in the column on Other Annual Compensation, we are voluntarily reporting the following incremental costs of these services in this footnote: Mr. Immelt ($299,985 in 2003, $119,191 in 2002 and $62,705 in 2001); Mr. Dammerman ($568,178 in 2003, $391,706 in 2002 and
$385,208 in 2001); Mr. Wright ($179,569 in 2003, $138,813 in 2002 and $112,378
in 2001); and Mr. Rogers ($363,962 in 2003, $154,301 in 2002 and $39,031 in
2001).
/3/ This column shows the market value of restricted stock unit (RSU) awards on date of grant. The aggregate holdings and market value of restricted stock and RSUs held on December 31, 2003, by the individuals listed in this table, are:
Mr. Immelt, 616,750 shares or units/$19,106,915; Mr. Dammerman,

--------------------------------------------------------------------------------

           Long-Term
         Compensation                                              All Other Compensation
------------------------------------------------------------------------------------------------------------
             Awards               Payouts
------------------------------   -----------      Payments                           Value of
                   Number of                      Relating         Earnings         Supplemental
Restricted       Stock Options      LTIP        to Employee      on Deferred       Life Insurance
Stock Units/3/     and SARs      Payouts/4/    Savings Plan/5/   Compensation/6/    Premiums/7/      Total
------------------------------------------------------------------------------------------------------------
$        0                  0    $         0      $173,000          $ 49,899          $ 31,965      $255,164
   525,000          1,000,000      6,693,300       166,250            39,837            64,877       270,964
         0          1,200,000              0       140,000            27,643            54,554       222,197

$3,573,421            510,000    $         0      $160,700          $277,384          $122,513      $560,597
         0            850,000      5,925,400       147,000           227,644           126,563       501,207
         0          1,012,500              0       127,750           161,212            97,504       386,466

$2,942,821            420,000    $         0      $157,600          $368,810          $150,111      $676,521
         0            625,000     10,672,100        78,000           302,269           143,289       523,558
         0            750,000              0        70,050           230,966           115,888       416,904

$  882,840            126,000    $         0      $ 96,825          $195,679          $ 77,563      $370,067
         0            210,000      3,095,200        86,150           158,847            74,539       319,536
         0            262,500              0        77,050           123,060            65,681       265,791

$        0                  0    $         0      $ 94,500          $134,732          $100,658      $329,890
         0            450,000      4,424,800        85,200           119,508            65,260       269,969
         0            525,000              0        74,950           106,019            54,286       235,255
------------------------------------------------------------------------------------------------------------

1,156,584 shares or units/$35,830,972; Mr. Wright, 1,314,334 shares or units/$40,718,067; Mr. Heineman, 594,250 shares or units/$18,409,865; and Mr.
Rogers, 654,750 shares or units/$20,284,155. The management development and compensation committee periodically makes special RSU grants to selected senior executives of the company. The restrictions on most of these special RSUs lapse on a scheduled basis over the executive's career, or upon death, with the restrictions on 25% of the units generally scheduled to lapse three and seven years after the date of grant, and the restrictions on the remaining 50% scheduled to lapse at retirement. In 2003, the committee also granted and plans to continue to grant annual RSUs as part of the regular annual equity grant to a broader group of executives. Half of the restrictions on these annual RSUs lapse after three years and the other half after five years. Regular quarterly dividends or dividend equivalents are paid on all restricted stock and RSUs held by these individuals.
/4/ These amounts represent the dollar value of payouts pursuant to the contingent long-term performance incentive awards granted in 2000.
/5/ These amounts represent company payments of 3.5% of eligible pay made in connection with the company's Savings and Security Program.
/6/ This compensation represents the difference between market interest rates determined pursuant to SEC rules and the 9.5% to 14% interest contingently credited by the company on salary deferred by the executive officers under various salary deferral plans in effect between 1987 and 2003. Under all such plans, the executive officers generally must remain employed by the company for at least four years following the deferrals, or retire after a full year of deferral, in order to obtain the stated interest rate. The executives listed in this table will not participate in any future salary deferral plans.
/7/ This column includes taxable payments made to executives to cover premiums for a universal life insurance policy owned by the executive, which is provided to over 4,400 of the company's executives, including the named executives. Amounts in this column for 2001 and 2002 also include the estimated dollar value of the company's portion of insurance premium payments for supplemental split-dollar life insurance provided to company officers prior to enactment of the Sarbanes-Oxley Act of 2002 on July 30, 2002. No premiums were paid by GE on the named executive's policies after July 30, 2002. GE will recover all split-dollar premiums paid by it from the policies. The estimated value is calculated, in accordance with SEC rules, as if the premiums were advanced to the executive officers without interest until the time the company expects to recover its premium payments.

--------------------------------------------------------------------------------
FIVE-YEAR PERFORMANCE GRAPH: 1999 - 2003

Comparison of Five-Year Cumulative Total Return Among GE, S&P 500 and Dow Jones Industrial Average (DJIA)

The annual changes for the five-year period shown in the graph on this page are based on the assumption that $100 had been invested in GE stock and each index on December 31, 1998, as required by SEC rules, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2003.

                                   [GRAPHIC]

--------------------------------------------------------------------------------
RETIREMENT BENEFITS

Employees are generally eligible to retire with unreduced benefits under company retirement plans at age 60 or later, and with social security benefits at age 62 or later. The approximate annual retirement benefits provided under company retirement plans and social security for GE employees in higher salary classifications retiring directly from the company at age 62 or later are shown in the table below.

--------------------------------------------------------------------------------
     Estimated total annual retirement benefits under GE Pension Plan, the GE Supplementary Pension Plan, the GE Excess Benefit Plan and Social Security

Earnings credited                   Years of service at retirement
  for retirement    --------------------------------------------------------------
     benefits           20           25           30           35          40
-----------------   ----------   ----------   ----------   ----------   ----------
  $ 3,000,000       $1,062,206   $1,323,485   $1,584,765   $1,800,000   $1,800,000
    3,500,000        1,237,206    1,542,235    1,847,265    2,100,000    2,100,000
    4,000,000        1,412,206    1,760,985    2,109,765    2,400,000    2,400,000
    4,500,000        1,587,206    1,979,735    2,372,265    2,700,000    2,700,000
    5,000,000        1,762,206    2,198,485    2,634,765    3,000,000    3,000,000
    5,500,000        1,937,206    2,417,235    2,897,265    3,300,000    3,300,000
    6,000,000        2,112,206    2,635,985    3,159,765    3,600,000    3,600,000
    6,500,000        2,287,206    2,854,735    3,422,265    3,900,000    3,900,000
    7,000,000        2,462,206    3,073,485    3,684,765    4,200,000    4,200,000
    7,500,000        2,637,206    3,292,235    3,947,265    4,500,000    4,500,000
    8,000,000        2,812,206    3,510,985    4,209,765    4,800,000    4,800,000

Note: The amounts shown above are applicable to employees retiring in 2004 at age 62.
--------------------------------------------------------------------------------

Amounts shown as "earnings credited for retirement benefits" in this table represent the average annual covered compensation paid for the highest 36 consecutive months out of the last 120 months prior to retirement. For 2003, covered compensation for the individuals named in the table on page 30 is the same as the total of their salary and bonus amounts shown in that table. As of February 13, 2004, the GE executive officers listed had the following years of credited service with the company: Mr. Immelt, 21 years; Mr. Dammerman, 36 years; Mr. Wright, 35 years; Mr. Heineman, 16 years; and Mr. Rogers, 38 years. The approximate annual retirement benefits provided under company retirement plans are payable in fixed monthly payments for life, with a guaranteed minimum term of five years.

--------------------------------------------------------------------------------
AUDIT COMMITTEE REPORT

Each member of the committee is an independent director as determined by our board of directors, based on the New York Stock Exchange listing rules and GE's independence guidelines. Each member of the committee also satisfies the Securities and Exchange Commission's additional independence requirement for members of audit committees. In addition, our board of directors has determined that Robert J. Swieringa is an "audit committee financial expert," as defined by SEC rules.

     We have reviewed and discussed the company's audited financial statements with management, which has primary responsibility for the financial statements. KPMG LLP, our company's independent auditor for 2003, is responsible for expressing an opinion on the conformity of the company's audited financial statements with generally accepted accounting principles. The committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). KPMG has provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with KPMG that firm's independence. The committee also concluded that KPMG's provision of audit and non-audit services, as described in the next section, to GE and its affiliates is compatible with KPMG's independence.

     Based on the considerations referred to above, the committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for 2003 and selected KPMG as the independent auditor for the company for 2004. This report is provided by the following independent directors, who constitute the committee:

     Douglas A. Warner III (Chairman)  Kenneth G. Langone
     James I. Cash, Jr.                Andrew C. Sigler
     Claudio X. Gonzalez               Robert J. Swieringa

--------------------------------------------------------------------------------
INDEPENDENT AUDITOR

In addition to retaining KPMG LLP to audit our consolidated financial statements for 2003, GE and its affiliates retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2003. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of KPMG, our audit committee has restricted the non-audit services that KPMG may provide to us primarily to tax services and merger and acquisition due diligence and audit services, and has determined that we would obtain even these non-audit services from KPMG only when the services offered by KPMG are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is also the committee's goal that the fees which the company pays KPMG for non-audit services should not exceed the audit fees paid to KPMG, a goal which the company achieved in 2003.

     The audit committee has also adopted policies and procedures for pre-approving all non-audit work performed by KPMG. Specifically, the committee has pre-approved the use of KPMG for detailed, specific types of services within the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that the company requests KPMG to undertake to provide assurances of accuracy on matters not required by laws or regulations. In each case, the committee has also set a specific annual limit on the amount of such services which the company would obtain from KPMG, and has required management to report the specific engagements to the committee on a quarterly basis and to obtain specific pre-approval from the committee for any engagement over $500,000.

     The aggregate fees billed for professional services by KPMG in 2003 and 2002 for these various services were:

   Type of Fees       2003   2002
------------------   -----   -----
                         ($ in
                       millions)
Audit Fees           $55.3   $38.7
Audit-Related Fees    22.9    23.3
Tax Fees              12.9    21.2
All Other Fees         0.5     6.1
                     -----   -----
Total                $91.6   $89.3

     In the above table, in accordance with the SEG's definitions and rules, "audit fees" are fees GE paid KPMG for professional services for the audit of GE's consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; "audit-related fees" are fees for assurance and related services that are reasonably related to the performance of the audit or review of GE's financial statements; "tax fees" are fees for tax compliance, tax advice and tax planning; and "all other fees" are fees for any services not included in the first three categories.

     Our audit committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company's financial statements. The committee also requires key KPMG partners assigned to our audit to be rotated at least every five years.

--------------------------------------------------------------------------------
RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The audit committee of the board has selected KPMG LLP as the independent auditor to perform the audit of our financial statements for 2004. KPMG LLP was our independent auditor for the year ended December 31, 2003. The firm is a registered public accounting firm.

     KPMG representatives are expected to attend the 2004 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareowner questions.

     We are asking our shareowners to ratify the selection of KPMG LLP as our independent auditor. Although ratification is not required by our by-laws or otherwise, the board is submitting the selection of KPMG LLP to our shareowners for ratification as a matter of good corporate practice. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareowners.

Our board of directors recommends a vote for the following proposal:

Resolved that the selection by the audit committee of the board of directors of the firm of KPMG LLP, Stamford Square, Stamford, Connecticut, as independent auditor for the company for the year 2004 is hereby ratified.

--------------------------------------------------------------------------------
PROPOSAL TO ADD A REVENUE MEASUREMENT TO EXECUTIVE OFFICER PERFORMANCE GOALS FOR LONG-TERM PERFORMANCE AWARDS

Introduction. United States tax laws generally do not allow public companies to obtain tax deductions for compensation greater than $1 million paid in any year to any of their five most highly paid executive officers unless such payments are "performance-based" and the material terms of the performance goals have been approved by the shareowners every five years. In 2002, in order to allow GE to obtain tax deductions for bonuses, restricted stock units and long-term performance awards granted to executive officers, the shareowners approved a framework within which the management development and compensation committee ("committee") could establish performance goals for those awards. At that time, the framework permitted the committee to develop performance goals using one or more of the following measurements: earnings per share, return on total capital, cash flow and operating margin rate. Last year, the committee determined that revenue growth rate would also be an important measurement to use in establishing performance goals for long-term performance awards. Accordingly, this proposal requests shareowner approval to add revenue growth rate to the measurements that may be used by the committee in setting financial performance goals for long-term performance awards made to the company's executive officers under the 1990 GE Long-Term Incentive Plan ("1990 Plan"), which would apply to awards made in 2003 and to any other long-term performance awards granted before the 2007 Annual Meeting.

     To place this proposal in context, we describe the overall framework for shareowner-approved performance goals and their application to long-term performance awards under the 1990 Plan. We also summarize the key terms of these awards and the material features of the 1990 Plan under which these awards are granted.

     Material Terms of the Performance Goals. The material terms of the performance goals which shareowners must approve in order to permit the company to obtain tax deductions for performance-based compensation are: (1) the group of employees whose compensation would be subject to the performance goals, which is described in the next paragraph; (2) the business measurements on which each of the performance goals is based, which are described in the second paragraph below; and (3) the maximum amounts payable to any executive officer under each performance goal, which are described in the third paragraph below.

     The group of employees whose compensation is subject to the performance goals approved by the shareowners in 2002 is all of the company's "executive officers," as defined in SEC rules. Currently, the company has 30 executive officers, who are listed annually in our Form 10-K filed with the SEC. Although the tax laws limit deductibility only for compensation paid to the five most highly paid executive officers, the performance goals will be applied to all executive officers in the event that one or more of them should become one of these five officers during the five-year period covered by this proposal.

     The performance goals approved by the shareowners in 2002 for executive officers in corporate headquarters positions are based upon one or more of the following business measurements: earnings per share, return on total capital, cash flow and operating margin rate. The shareowner-approved performance goals for executive officers assigned to specific business units other than GE Capital Services are based on the earnings growth, operating margin rate, working capital turnover, and inventory or receivable turnover of that unit for the performance period, or a combination of those measurements. The shareowner-approved performance goals for executive officers assigned to GE Capital Services are based upon that unit's return on equity and net earnings growth

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

during the period. If approved by the shareowners, this proposal would add revenue growth rate as a business measurement upon which performance goals could be established for long-term performance awards made to all executive officers. Also, all of the measurements described above would be subject to adjustment by the committee to remove the effect of unusual events.

     The maximum fair market value of payments to any executive officer under long-term performance awards granted under the 1990 Plan cannot exceed one-tenth of one percent of the company's aggregate adjusted net earnings during the performance period.

     This proposal does not limit the company's right to award or pay other forms of compensation (including, but not limited to, salary or other stock-based awards under the 1990 Plan) to the company's executive officers, regardless of whether or not the performance goals for annual bonuses, RSUs or long-term performance awards are achieved in any future year, and whether or not payment of such other forms of compensation would be tax deductible.

     Long-Term Performance Awards Under the 1990 Plan. Long-term performance awards under the 1990 Plan are determined by the committee and payable to the executive officer upon achievement of specified performance goals during a specified performance period of greater than one year. After the end of a performance period, the committee will determine whether the executive officer is entitled to payment of his or her performance award and if so, whether that payment will be paid in cash, shares of stock or stock units, and whether such stock units would be payable in cash or stock. The committee may also permit the executive officer to elect the form of payment for all or a portion of the award. The amount payable for long-term performance awards that may be granted under the 1990 Plan if this proposal is approved cannot presently be determined.

     In February 2003, the committee granted long-term performance awards to select executives for the 2003-2005 period. These awards will be payable only if the company achieves, on an overall basis for the 2003-2005 period, specified goals based on one or more of the following four measurements: (1) average earnings per share growth rate; (2) average revenue growth rate; (3) average return on total capital; and (4) cumulative cash generated. These measurements can be adjusted by the committee to remove the effects of unusual events and the effect of pensions on income. The awards will be subject to forfeiture if the executive's employment terminates for any reason other than disability, death or retirement before December 31, 2005. As stated in last year's proxy statement, the use of average revenue growth rate as one of the measurements is contingent on the shareowners' approval of this proposal.

     Material Features of the 1990 Plan. The 1990 Plan authorizes the granting of various awards until May 1, 2007 to the approximately 191,000 salaried employees of the company and its subsidiaries and any affiliates in which the company has a significant equity interest. The 1990 Plan permits the granting of: (1) stock options, including incentive stock options entitling the optionee to favorable tax treatment under Sections 421 and 422 of the Internal Revenue Code

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

of 1986 (ISOs), (2) stock appreciation rights (SARs), (3) RSUs, (4) performance awards, (5) dividend equivalents and (6) other awards valued in whole or in part by reference to or otherwise based on company common stock, which are called "other stock-based awards." The general terms of stock options and SARs are described on page 21. RSUs and performance awards are generally described on pages 21 and 22. Dividend equivalents granted to participants represent a right to receive payments equivalent to dividends or interest with respect to a specified number of shares. "Other stock-based awards" are awards for which the committee establishes virtually all terms and conditions. The committee has not granted any "other stock-based awards" under the 1990 Plan. Nothing contained in the 1990 Plan prevents the company or any affiliate from adopting or continuing in effect other or additional compensation arrangements.

     The 1990 Plan is administered by the committee, which may select eligible employees to whom awards are granted; determine the types of awards to be granted and the number of shares covered by such awards; set the terms and conditions of such awards; and cancel, suspend and amend awards. Awards may provide that upon exercise the participant will receive cash, stock, other securities, other awards, other property or any combination thereof, as the committee shall determine. The committee's determinations and interpretations under the 1990 Plan will be binding on all interested parties. Awards generally are granted for no cash consideration, and are generally non-transferable except upon the death of a participant. Awards, primarily stock options, have been granted to a total of approximately 36,000 current employees under the 1990 Plan. The committee has no current plan to significantly change the number of employees receiving grants under the 1990 Plan.

     The exercise price per share of stock purchasable under any stock option, the grant price of any SAR and the purchase price of any security which may be purchased under any other stock-based award shall not be less than 100% of the fair market value of the stock or other security on the date of the grant. However, if the committee so determines, in the case of certain awards retroactively granted in tandem with, or in substitution for, other awards under the 1990 Plan or for any outstanding awards granted under any other company plan, the exercise, grant or purchase price may be the price on the date of grant of such other awards. The board may amend, alter or discontinue the 1990 Plan at any time, including amending it in ways that might increase the cost to the company, provided that shareowner approval must generally be obtained for any amendment that would increase the number of shares available for awards or that would permit the granting of options, SARs or other stock-based awards encompassing rights to purchase shares at prices below fair market value at the time of the award.

     Subject to adjustment as described below, ninety-five one hundredths of one percent (0.95%) of the issued shares of the company's common stock including treasury shares as of the first day of each calendar year (including any partial year) during which the 1990 Plan is in effect will be available for granting

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

awards in such year. Based on the number of such shares issued on January 1, 2004, an additional 105,879,512 shares became available for awards in 2004. In the event of a stock split, stock dividend or other change in corporate structure, the committee may adjust the number and type of shares which may be made the subject of new awards or are then subject to outstanding awards and other award terms. The committee is also authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the company or its financial statements or of changes in applicable laws, regulations or accounting principles. The awards that may be granted under the 1990 Plan following the 2004 Annual Meeting cannot presently be determined.

     Amount of Securities Authorized for Issuance Under Equity Compensation Plans. The table below summarizes our equity compensation plan information as of December 31, 2003. Under a plan approved by our Board of Directors in 1997, which has not been approved by our shareowners, we grant options and RSUs in limited circumstances to consultants, advisors and independent contractors (primarily non-employee talent at NBC).

--------------------------------------------------------------------------------
                                 Securities        Weighted        Securities
December 31, 2003               to be issued        average       available for
(shares in thousands)           upon exercise   exercise price   future issuance
--------------------------------------------------------------------------------
STOCK COMPENSATION PLANS APPROVED BY SHAREOWNERS
Options                            314,579          $28.31                (a)
RSUs                                28,074              (b)               (a)
PSUs                                   250              (b)               (a)
SARs (c)                                (d)             (c)               (a)
STOCK COMPENSATION PLANS NOT APPROVED BY SHAREOWNERS
Options                              1,268          $24.37                (e)
RSUs                                 3,867              (b)               (e)
--------------------------------------------------------------------------------
Total (f)                          348,038          $28.30           130,622
--------------------------------------------------------------------------------

(a) Under the 1990 Long-Term Incentive Plan, 0.95% of the Company's issued common stock (including treasury shares) as of the first day of each calendar year during which the Plan is in effect becomes available for awards in that calender year. Total shares available for issuance in 2004 under the 1990 Long-Term Incentive Plan amounted to 105.9 million shares.
(b) Not applicable.
(c) During 2003, approximately 3.8 million SARs were granted at a weighted average exercise price of $31.41.
(d) Determined at vesting based on the difference between the exercise price and market price.
(e) Total shares available for future issuance under the consultants' plan amount to 24.7 million shares.
(f) In connection with various acquisitions, there are an additional 1.9 million options outstanding, with a weighted average exercise price of $20.89.

     Conclusion. If the shareowners approve this proposal, a revenue growth rate measurement will be added to the material terms of the performance goals described above, which means that it will be included in the framework within which the committee established performance goals for the long-term performance awards granted in 2003 and also in the framework for future long-term

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

performance awards that might be granted to executive officers prior to the 2007 Annual Meeting.

Our board of directors recommends a vote for the proposal to add a revenue measurement to executive officer performance goals for long-term performance awards.

--------------------------------------------------------------------------------
SHAREOWNER PROPOSALS

Some of the following shareowner proposals contain assertions about GE that we believe are incorrect. We have not attempted to refute all these inaccuracies. However, we have recommended a vote on each of these proposals for broader policy reasons as set forth following each proposal. Share holdings of the various shareowner proponents and, where applicable, names and addresses of filers and co-filers, will be supplied upon oral or written request.

..    Shareowner Proposal No. 1

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, has notified us that she intends to present the following proposal at this year's meeting: "Resolved: That the stockholders of General Electric, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

     "Reasons: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 982,006,954 shares, representing approximately 16.6% of shares voting, voted FOR this proposal.

     "If you agree, please mark your proxy FOR this resolution."

Our board of directors recommends a vote against this proposal.

     Like most major corporations, we provide that each share of common stock shall be entitled to one vote for each nominee for director. We believe that this voting system is most likely to produce an effective board of directors that will represent the interests of all the company's shareowners. It has served us well. The proposal would change this system by potentially allowing a small share-owner group to have a disproportionate effect on the election of directors, possibly leading to the election of directors who advocate the positions of the groups responsible for their election rather than positions which are in the best interests of all shareowners. Because each director oversees the management of the company for the benefit of all shareowners, we believe that changing the current voting procedure would not be in the best interests of all shareowners and therefore recommend a vote against the proposal.

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

..    Shareowner Proposal No. 2

Ms. Julia Randall, 4210 Oakridge Lane, Chevy Chase, MD 20815, has notified us that she intends to submit the following proposal at this year's meeting:

     "This proposal relates to GE's policies and procedures with respect to corporate stewardship, human health, and good science in connection with product testing.

     "Be it resolved that the shareholders of GE request:

     1. That the Board issue a policy statement publicly committing the Company to sound science in the interest of public health through the elimination of testing products on animal models in favor of more reliable and less costly in vitro and other non-animal alternatives.

     2. That the Board petition the relevant governmental regulatory agencies to permit GE to use more reliable non-animal assays in connection with chemical and product testing generally, and specifically with reference to testing for skin corrosion, absorption, irritation, phototoxicity and pyro-genicity endpoints.

     3. That the Board establish a Shareholders Advisory Committee consisting of balanced membership for the purpose of monitoring GE's success in achieving the objectives set forth above, and for the further purpose of counseling the Board on these ethical, human health, and scientific issues.

     "Supporting Statement: Testing for skin corrosion, skin irritation, skin absorption, phototoxicity, and pyrogenicity on animals is no longer necessary. Each of these endpoints can be tested utilizing non-animal methods.

     "Testing for skin corrosion can be accomplished using validated human skin equivalent tests such as EpiDerm(TM) and EpiSkin(TM). The primitive in vivo test is conducted on fully restrained rabbits with the chemical applied to bare skin for several hours. Canada, the European Union, and most Organization for Economic Cooperation and Development (OECD) members have accepted the in vitro tests.

     "The rate at which a chemical is absorbed through the skin can be determined through the use of isolated human skin tissue instead of applying substances to the skin of living animals. This in vitro approach has been accepted as an OECD Test Guideline, and in several European countries.

     "Once a chemical has been determined to be non-corrosive, its potential to cause milder irritation can be tested in a virtually non-invasive skin patch test. Regulators in Canada accept the use of human skin-patch test volunteers as a valid replacement for animal based testing.

     "Phototoxicity, or inflammation caused by the interaction of a chemical with sunlight, can be evaluated utilizing the validated 3T3 Neutral Red Uptake ('NRU') phototoxicity test. The animal based test consists of applying different concentrations of a chemical on the shaved back of guinea pigs, and exposing half of the animals to ultraviolet radiation for two or more hours. The NRU test has been accepted throughout Europe and by the OECD as the official test for phototoxicity.

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

     "Pyrogenicity refers to the inflammatory reaction and fever that can occur when certain intravenous drugs and pharmaceutical products interact with the immune system. The animal based test consists of locking rabbits in restraints, injecting test substances into their blood stream, and monitoring temperature. The in vitro pyrogen test, validated in Europe, involves using human blood donated by healthy human donors.

     "The in vitro tests are more humane, less costly, and constitute sound science."

Our board of directors recommends a vote against this proposal.

     GE conducts animal studies only when required by government regulatory agencies for registration of our materials in worldwide markets or to provide needed information used to protect the health and safety of our workers, customers and the environment. GE adheres to the principle of using the fewest number of animals that will provide scientifically sound data for regulatory, worker and customer safety requirements. GE also participates in industry con-sortia which collaborate on testing. As each company is not conducting separate tests, these collaborative, consortia efforts can reduce the number of animals tested. Because we already limit testing to the greatest extent feasible, and because some animal testing is needed at this time to comply with regulatory and health requirements, we recommend a vote against this proposal.

.. Shareowner Proposal No. 3

Ms. Patricia T. Birnie, 5349 W. Bar X Street, Tucson, AZ 85713, and another filer have notified us that they intend to submit the following proposal at this year's meeting:

     "Whereas: As long as GE-designed nuclear power plants operate, they will continue generating radioactively and thermally hot, irradiated fuel rods. Periodic replacement with new fuel rods requires transferring irradiated fuel rods (that must be cooled, after removal) to wet storage in the on-site Spent Fuel Pool for at least five years before they can be moved. 'Spent' fuel rods are hundreds of thousands of times more radioactive and dangerous than when first loaded into the reactor. The U.S. Nuclear Regulatory Commission has granted some utilities permission to store far more irradiated rods in their fuel pools than intended in their initial design, compounding the danger. Irradiated fuel rods must be kept isolated from the biosphere for hundreds of thousands of years.

     "According to a February 2001 NRC study, even in a shutdown plant undergoing decommissioning, a spent fuel pool catastrophe could raise the risk of radiation-induced cancer as far away as 500 miles, and of fatalities near the plant from radiation poisoning. Risks at operating plants could be greater.

     "In 2002 the President and Congress approved the siting of a federal underground repository for irradiated fuel rods at Yucca Mountain, Nevada. The repository is not yet finally designed or licensed. If licensed, its construction would not be completed until at least 2015. The nuclear industry describes Yucca Mountain as one single site where all the nation's irradiated fuel rods

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

could be consolidated. However, its capacity is limited by law. Older fuel rods now being stored at older reactors would have priority for disposal space. Therefore, space for many fuel rods of GE-designed reactors would probably not be available at this first national repository.

     "Since the irradiated rods of each plant must be kept at that plant's site temporarily, highly radioactive rods will continue to be stored nationwide at every operating plant as long as nuclear plants continue operating.

     "On February 7, 2002, Homeland Security Director Tom Ridge said that structural changes may be necessary to fortify nuclear plants against September 11 kinds of attacks, and other threats not previously considered. Construction on-site at GE-designed reactors, of fortified bunkers or other structures (below-or partially below-grade), concealed from off-site locations, may be essential to provide more protective safeguards for the interim storage on-site of irradiated fuel rods.

     "Resolved: In light of heightened public safety concerns, we request that the Company prepare a report, at reasonable cost, that outlines the current vulnerability and substantial risks of the interim storage of irradiated fuel rods at all GE-designed reactor sites and that proposes measures to reduce those risks. A copy of the report, omitting proprietary and security information, should be available to shareholders on request by August 2004.

     "Supporting Statement: General Electric remains morally responsible and financially liable for reactors it has designed and sold to utilities, for seeking to secure their radioactive wastes, and for protecting workers and the public into the indefinite future. We believe this study is essential for realistic and responsible security, economic and ethical planning."

Our board of directors recommends a vote against this proposal.

     Nuclear power makes a significant contribution to meeting the world's demand for electricity. In 2002, approximately 16% of the world's electricity was generated from commercial nuclear plants. The Nuclear Regulatory Commission in the United States and similar regulatory authorities in other countries have the ongoing responsibility to ensure that nuclear facilities operate safely. Appropriate storage of spent fuel is the responsibility of the plant operators with oversight by the regulatory authorities. Operators and regulators have studied these issues extensively and taken action to address any concerns. Because plant operators and government agencies have the responsibility for addressing the issues raised in the proposal, we do not believe that an additional report prepared by the company is necessary. Therefore, we recommend a vote against this proposal.

..    Shareowner Proposal No. 4

The Sisters of St. Dominic of Caldwell, New Jersey, 52 Old Swartswood Station Road, Newton, NJ 07860, and other filers have notified us that they intend to submit the following proposal at this year's meeting:

     "Whereas: General Electric disposed of at least 1.3 million pounds of PCBs (polychlorinated biphenyls) into the Hudson River. GE plants in Fort Edward

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

and Hudson Falls, NY are also heavily contaminated with PCBs. The Environmental Protection Agency designated 200 miles of the Hudson River as a Superfund site in 1984. The plant sites are New York State Superfund sites. In February 1976, a state Department of Conservation Hearing Officer, in a case against GE, described GE's actions as 'corporate abuse' and found that the record 'overwhelmingly' demonstrated that GE violated NY State law by discharging large quantities of PCBs into the Hudson River.

     "The federal government regulates PCBs as a known animal carcinogen and probable human carcinogen. Additional independent evidence indicates that PCBs may affect the immune and reproductive systems, cause endocrine disruption and have neurological effects.

     "PCB concentrations in Upper Hudson fish, sediment and water continue to exceed federal and state standards, creating unacceptable health and environmental risks.

     "GE has historically engaged in extensive public relations efforts, suggesting that 'there is no credible evidence that PCBs in the Hudson River pose a risk to people or wildlife,' (GE spokesman Mark Behan, EPA Reports Dangers in Eating Fish From Upper Hudson River, Associated Press, 8/4/99).

     "Despite the EPA's decision calling for the removal of PCBs from the Hudson River, GE continues to pursue its lawsuit challenging the constitutionality of the federal Superfund. This lawsuit places the EPA's decision and the remediation of other Superfund sites in jeopardy.

     "EPA's cleanup of the Hudson River was to begin in 2005. The EPA has already announced a one year delay. GE has yet to pay the EPA approximately $20 million in past costs associated with this project and has yet to agree to perform EPA's remedy, as public health and the environmental threats persist. GE plant sites continue to leak PCBs into the Hudson River and surrounding communities.

     "Resolved: Shareholders request the Board of Directors to report by August 1, 2004, at reasonable cost and excluding confidential information, its annual expenditures by category and specific site (where applicable) for each year from 1990-2003, on attorney's fees, expert fees, lobbying, and public relations/media expenses, relating in any way to the health and environmental consequences of PCB exposures, GE's remediation of sites contaminated by PCBs, and/or hazardous substance laws and regulations, as well as expenditures on actual remediation of PCB contaminated sites.

     "Statement of Support: This resolution has been sponsored by dozens of religious, public and private pension funds. While plans to clean-up the Hudson River are under way, it is long overdue that our company discloses to shareholders the actual costs of its long term resistance to the remediation of this and other toxic sites. Shareholders have the right to this transparency."

Our board of directors recommends a vote against this proposal.

     GE has undertaken substantial efforts to remediate the effects of past waste disposal, to comply with current standards of environmental protection and

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

worker safety and to prevent future environmental harm. We have reached voluntary agreements with government authorities on our remediation responsibility at the vast majority of sites that are in the remedial phase and are in constructive discussions on others. In addition, we are accountable to many units and levels of government, both in the United States and in other nations, for sound environmental practices, and we have an extensive, detailed program for complying with environmental laws. As part of this accountability, we comply with governmental reporting requirements regarding environmental matters.

     On the Hudson River, we have been working constructively with the U.S. Environmental Protection Agency on the remediation project selected in 2001 by EPA for the upper Hudson River. In 2003, GE and EPA reached an agreement under which GE will design the environmental dredging project selected by EPA. The cost of the design work to GE is about $15 million. In addition, GE agreed to provide EPA an additional $13 million for future costs associated with this project and to reimburse EPA $15 million for past costs associated with EPA's Hudson River PCBs reassessment.

     GE also has nearly completed a $15-million sediment-sampling program in the Upper Hudson. GE and EPA reached agreement on this project in July 2002. More than 26,000 samples were taken from the river and analyzed to help determine where dredging should occur. As a part of this agreement, GE reimbursed EPA another $5 million for past costs and agreed to reimburse EPA for up to $2.65 million in costs related to overseeing and reviewing GE's work. GE's financial commitment to the EPA dredging project during 2003 now comes to nearly $70 million. With regard to past costs, we have reimbursed EPA costs at the level requested at the first two stages (sampling and design). GE and the EPA have agreed to address the remainder of past costs later in this project. As to the overall dredging schedule, EPA has said publicly that GE was not the cause of the change in date for the start of dredging from 2005 to 2006.

     Under these circumstances -- a significant company environmental program, voluntary agreement with government on remediation of virtually all sites and compliance with regulatory requirements of localities, states, the federal government and other nations -- we do not believe that creating the type of report requested by the proponents would help us improve our environmental performance. We therefore recommend a vote against this proposal.

..    Shareowner Proposal No. 5

The IUE-CWA Pension Fund, 1275 K Street, N.W., Suite 600, Washington, D.C. 20005-4064, has notified us that it intends to submit the following proposal at this year's meeting:

     "Resolved: The Stockholders request that the Board of Directors establish an independent committee to: 1) prepare a report evaluating the risk of damage to GE's brand name and reputation in the United States as a result of the outsourcing and offshoring of both manufacturing and service work to other countries and 2) make copies available to shareholders upon request.

     "Statement of Support: In the 2002 Annual Report, GE announced targets of $5 billion in revenue from China and the outsourcing of $5 billion in contracts

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

to Chinese vendors by 2005. China is a country where employees are persecuted for seeking to exercise internationally recognized human rights, such as freedom of association and the right to collective bargaining.

     "GE is also attempting to outsource 70 percent of business processes (IT work, engineering, design, accountancy, legal services, call center work and bill paying), send 70 percent of outsourced processes offshore and give 70 percent of offshore outsourced processes to India. [Hindu Business Line, 6/18/03, reproduced on GE Capital India web site] India has been cited for non-enforcement of labor rights, including freedom of association and the right to collective bargaining. [ICFTU, 'Report for the WTO,' 2002]

     "The outsourcing and offshoring of manufacturing and service work may be profitable in the short term, but could have significant long-term consequences. [Reuters, 10/31/03] The shift of production to low-wage countries in general and to China in particular has generated negative press stories in the U.S. [Knight Ridder, 11/10/03; Union Leader, 10/26/03] Two in three Americans think that job losses to China are a 'serious issue.' [Greenberg Quinlan Rosner Research, 2003]

     "Americans are also sensitive to the exodus of jobs to India and other countries [Time Magazine, 8/4/03] Observers predict a backlash against the outsourcing of white-collar jobs. [USA Today, 8/5/03; Business Week, 2/3/03]

     "GE is vulnerable to consumer disaffection in the U.S., which is the source of 60 percent of total company revenues. A backlash against outsourcing and off-shoring could jeopardize political support for globalization, one of GE's five 'elements of growth.'

     "Offshoring and outsourcing also affect the morale of employees who remain in U.S. operations. [CIO Magazine, 9/1/03] Morale problems extend to the countries where GE is sending work. A recent poll reported that GE Capital call center employees in India were dissatisfied with pressures to perform and insufficient time off [India Business Insight, 9/30/03]

     "GE's brand name may be its most important asset. For Harris Interactive, 'the value of a company's reputation may be as much as 40% of its total market value.' [http://www.harrisinteractive.com/pop_ up/rq/benefits.asp] Company reputations affect consumer purchases. And 'reputation, once lost, is extremely difficult to reclaim.' [Wall Street Journal, 2/7/01]

     "GE sends manufacturing and service work abroad. It uses foreign contractors. Its foreign operations are becoming vendors to other companies. We believe the Board should help shareholders evaluate the long-term risk and policy implications of the offshoring and outsourcing strategies."

Our board of directors recommends a vote against this proposal.

     GE has been making and selling products and services outside the United States for more than a century while continuing to be one of the major employers in the U.S. and one of the most respected companies in the world. Today, nearly half of our revenues and employees are outside the United States. This global strategy of making and selling our products and services around the world has helped to keep GE competitive and growing and, in many cases, has

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

helped to create and preserve jobs in the United States and promote our brand name. GE has a detailed program to comply with the law wherever we do business, and we provide safe facilities and working conditions and competitive wages and benefits in locations where we do business. Despite our global growth, GE remains one of the largest employers in the U.S. Our U.S. employment has remained steady for the past decade -- we provide about 160,000 jobs here in the U.S. and we continue to make U.S. investments in high-tech, high-value jobs in areas such as healthcare, digital entertainment, energy and water technologies, renewable resources and research and development. While GE has and will continue to maintain a strong manufacturing base in the U.S., our U.S. workforce mirrors a U.S. economy that has changed from a manufacturing to a technology and services economy. Our outsourcing has largely consisted of obtaining commodity products and services from low-cost countries in order to remain competitive. These actions are taken as needed to continue to provide high-value products and services for our customers around the world and to create a strong company that benefits all of our stakeholders over the near, medium and long term. This globalization effort has occurred during a time when GE has continued to be recognized as one of the world's most respected companies and when our brand value continues to grow. Given our strong employment record in the U.S., our long history of responsible globalization and the enduring strength of our reputation and brand, we do not feel a study of this kind is necessary. We therefore recommend a vote against this proposal.

..    Shareowner Proposal No. 6

The Missionary Oblates of Mary Immaculate, 391 Michigan Avenue, NE, Washington, DC 20017-1516, and other filers have notified us that they intend to submit the following proposal at this year's meeting:

     "Whereas, the global economy challenges corporations to create sustainable business relationships by participating in the sustainable development of communities in which they operate. The World Commission on Environment and Development defined sustainable development as 'development which meets the needs of the present without compromising the ability of future generations to meet their own needs.' (Our Common Future, 1987)

     "We believe the ability of corporations to continue to provide goods/services in our interdependent world depends on their acceptability to the societies where they do business. Corporate citizenship goes beyond traditional functions of creating jobs and paying taxes, to include corporate practices designed to protect human rights, worker rights, land and the environment.

     "According to Dow Jones Sustainability Group, sustainability includes:
'Encouraging long lasting social well being in communities where they operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities and non-governmental organizations) and responding to their specific and evolving needs thereby securing a long term 'license to operate,' superior customer and employee loyalty and ultimately superior financial returns.' (www.sustainability-index.com; March 2000)

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     "Concerned investors evaluate companies on their financial, environmental and social performance -- the triple bottom line. Some companies have published sustainability reports and are taking a long-term approach to creating shareholder value through embracing opportunities and managing risks derived from economic, environmental and social developments. We believe sustainability reporting should be included in our company's annual report.

     "The number of companies publishing sustainability reports is increasing. In 2000, there were about 25 global sustainability reports. By September 2002, that number had more than doubled to about 60 reports ('Trends in Reporting;' NextStepConsulting, Nov. 13, 2002; CorporateRegister.com).

     "As trust in multinational corporations hits new lows, sustainability reporting potentially offers real opportunities for companies to rebuild that trust, according to the latest report by SustainAbility and the United Nations Environment Programme ('Trust Us: The 2002 Global Reporters Survey of Corporate Sustainability Reporting,' November 2002).

     "We believe corporate sustainability includes a commitment to pay a sustainable living wage to employees. Workers need to have the purchasing power to meet their basic needs. A purchasing power study conducted in 15 cities in Mexico found that it takes four to five Mexican minimum wages to support a family of four (Making the Invisible Visible, Center for Reflection Education and Action, June 2001). We believe paying sustainable wages contributes to community development and employee loyalty to the company.

     "The sustainability of corporations, we believe, is connected to the economic sustainability of their workers and the communities where corporations operate and sell products. Effective corporate policies can benefit both communities and corporations.

     "Resolved: shareholders request the Board of Directors to prepare at reasonable expense a Sustainability Report. A summary of the report should be provided to shareholders by October 2004.

     "Supporting Statement: We believe the report should include:

     1. The company's operating definition of sustainability.

     2. A review of current company policies and practices related to social, environmental and economic sustainability.

     3. A summary of long-term plans to integrate sustainability objectives throughout company operations."

Our board of directors recommends a vote against this proposal.

     GE has been contributing to the quality of life around the world for more than 120 years. Our products and services have helped to advance human progress, save lives and provide economic opportunities for businesses, communities and individuals. We provide competitive wages and benefits wherever we do business, and our philanthropy and volunteering have benefited millions of people. GE's environmental record is strong, both in complying with environmental laws and in providing high-technology products and services to address major environmental challenges. We are a global leader in providing

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safe workplaces for our employees. We promote responsible citizenship by requiring that our employees and suppliers live up to the highest standards of integrity. These policies and practices are clearly spelled out in a variety of publications and web sites. In 2004, GE intends to publish its first integrated report on all of its social, environmental, economic and other "citizenship" activities. We therefore do not believe that a sustainability report is necessary and recommend a vote against this proposal.

..    Shareowner Proposal No. 7

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, has notified us that it intends to submit the following proposal at this year's meeting:

     "Resolved: Shareholders of the General Electric Company (the 'Company') urge the Board of Directors to adopt a policy that no board member shall serve on the management development and compensation committee (the 'Compensation Committee') if he or she is not an independent director. For this purpose, a director will not be considered independent if he or she is, or in the past five years has been:

     .    employed by the Company or an affiliate in an executive capacity;
     . an employee or owner of a firm that is one of the Company's or its affiliate's paid advisers or consultants;
     .    employed by a significant customer or supplier;
     . party to a personal services contract with the Company, its chairman, CEO or other executive officer or any affiliate of the Company;
     . an employee, officer or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or one of its affiliates;
     .    a relative of an executive of the Company or one of its affiliates;
     . part of an interlocking directorate in which the CEO or other executive officer of the Company serves on the board of another Company that employs the director.

     "Supporting Statement: The Compensation Committee performs the important task of setting executive compensation and reviewing the performance of senior executives. In our opinion, a Compensation Committee comprised of independent directors is necessary to help ensure 'pay for performance' and will promote the objective evaluation of Company executives.

     "We believe that implementation of this resolution will strengthen the process by which executives are compensated at our Company. The above resolution is based on a definition of director independence that was developed by the Council of Institutional Investors, an organization of more than 130 pension funds with over $2 trillion in assets.

     "According to its charter, the Compensation Committee must consist of independent directors as defined by the New York Stock Exchange. In our opinion, the New York Stock Exchange definition of director independence may not be sufficient to prohibit potential conflicts of interest that may compromise the objectivity of directors.

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     "Certain directors who served on the Compensation Committee in 2002 would not be considered independent under the Council of Institutional Investors' definition. For example, until 2002, our Company obtained brokerage services from Invemed Associates, where Compensation Committee member Kenneth Langone is the Chairman and CEO and holds a controlling ownership interest.

     "We believe the large pay packages of CEOs who recently departed from companies like Enron, Worldcom, Tyco, American Airlines, HealthSouth, and the New York Stock Exchange highlight the need for independent compensation committees. Moreover, it is our belief that the independence of the Compensation Committee is paramount given the high levels of executive compensation at our Company.

     "In our view, an objective executive compensation system requires truly independent directors. For this reason, we believe that requiring an independent Compensation Committee using the above definition of director independence will strengthen the integrity of the executive compensation process."

Our board of directors recommends a vote against this proposal.

     We agree that it is important for all members of the key committees of the board to be independent directors. All members of our key committees are independent directors as determined by the board in accordance with Securities and Exchange Commission rules, New York Stock Exchange listing rules and additional independence guidelines that the board has voluntarily adopted. The general independence requirements and guidelines are set forth in Section 4 of our governance principles, which are enclosed with this proxy statement in the Appendix, at page 66. As we note in our corporate governance discussion at page 12, in addition to ensuring that all members of the management development and compensation committee are independent directors, the board has also determined as a matter of policy that no member of the committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from GE or any of its subsidiaries. Because these firms relate to core financial and legal activities of the company, this additional voluntary independence requirement for members of the compensation and nominating committees is intended to remove even the appearance of a conflict of interest. Your board believes that the concerns raised in this proposal are adequately addressed by the independence measures that we have taken with respect to all directors and the additional independence requirements we have adopted for members of the management development and compensation committee and therefore recommends a vote against the proposal.

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..    Shareowner Proposal No. 8

The School Sisters of Notre Dame, 13105 Watertown Plank Road, Elm Grove, WI 53122-2291, and other filers have notified us that they intend to submit the following proposal at this year's meeting:

     "Whereas, in its 2003 survey of pay for U.S. chief executive officers, Business Week noted that 'while average exec pay plunged by a third, the median pay for our 365 CEOs actually rose by 5.9%, to $3.7 million.' BW stated: 'With the most gargantuan pay packages scaled back...that's not to say that pay for performance has been embraced everywhere.' (BW 04/21/03). Other studies show that CEO pay rose from 100 times the average worker wage in 1980 to more than 1,000 times the average worker wage in 1995 (FT 09/19/03).

     "Earlier Business Week editorialized (04/22/02): 'The size of CEO compensation is simply out of hand.' For its part The Conference Board issued a report acknowledging that executive compensation has become excessive in many instances and bears no relationship to a company's long-term performance and that changes must be made (09/17/02).

     "New York Fed President, William J. McDonough, while acknowledging a market economy requires that some people will be rewarded more than others, has asked:
'should there not be both economic and moral limitations on the gap created by the market-driven reward system? ' According to The Wall Street Journal, McDonough has cited 'the biblical admonition to 'love thy neighbor as thyself' as justification for voluntary CEO pay cuts' beginning with the strongest companies. He has said: 'CEOs and their boards should simply reach the conclusion that executive pay is excessive and adjust it to more reasonable and justifiable levels' (09/12/02).

     "A 2002 Harris Poll found that '87 percent of all adults believe that most top company managers are paid more than they deserve, and that they become rich at the expense of ordinary workers.' Two-thirds of respondents believed that rewards in the workplace were distributed less fairly than they had been five years before (Harris Interactive press release, 10/18/02).

     "Resolved: shareholders request the Board's Compensation Committee to initiate a review of our company's executive compensation policies and to make available, upon request, a report of that review by January 1, 2005 (omitting confidential information and processed at a reasonable cost). We request the report include:

     1. A comparison of the total compensation package of top executives and our company's lowest paid workers in the United States in July, 1994 and July, 2004.

     2. An analysis of changes in the relative size of the gap between the two groups and the rationale justifying this trend.

     3. An evaluation of whether our top executive compensation packages (including, but not limited to, options, benefits, perks, loans and retirement agreements) are 'excessive' and should be modified.

     4. An explanation of whether the issues of sizable layoffs or the level of pay of our lowest paid workers should result in an adjustment of executive pay

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     'to more reasonable and justifiable levels' as suggested by William J.
     McDonough above.

     "Supporting Statement: When our top officials are given such excessive packages shareholders need to provide checks and balances. Please support this resolution."

Our board of directors recommends a vote against this proposal.

     All of our employees make important contributions to our success, and we strive to provide competitive and fair wages and benefits to all. The management development and compensation committee, which consists entirely of independent directors, strives to recruit, retain and motivate executives with superior ability and dedication because it believes the company's people are its greatest strength. It establishes levels of executive compensation that it considers to be necessary to achieve this objective. We do not believe that the report requested in this proposal would assist us or the committee in recruiting, retaining or motivating the executives who we believe will provide the performance with integrity needed to create long-term shareowner value. We therefore recommend a vote against this proposal.

..    Shareowner Proposal No. 9

Mr. Arthur A. Gavitt, P.O. Box 02-5261, Miami, FL 33102-5261, has notified us that he intends to submit the following proposal at this year's meeting:

     "I am the owner of 300 common shares of General Electric Stock, and respectfully submit the following Share Owner Proposal.

     "While the rest of us were losing our shirts on GE Stock, Vickers reports, Jeffrey R. Immelt Chairman at GE made 'wise' investment decisions. On Sept. 9, 2003 he purchased 96,000 shares of his Company's stock at $8.05 per share and sold 47,836 of these shares for $31.18 per share and made, or netted a profit of $1,106,447. Only two months before that Mr. Immelt lucked out again. On July 29, 2003 he purchased another 96,000 shares at that magic number, $8.05 per share, for a cost of $772,800. On the very same day, he sold the 96,000 shares at $28.43 per share for $2,729,280. Again, Mr. Immelt very wisely made a net profit of $1,956,480. September of 2003 was a lucky month for other Executives at General Electric Corporation. To mention a few Vickers reported that Michael A. Neal and Kathryn A. Cassidy were as fortunate as Mr. Immelt, as they bought thousands of GE Shares at $8.05 and sold thousands of GE shares between $30.79 per share and $31.11 per share on the same day. The 52 week low price of GE Stock as listed on the NYSE was $21.30.

     "My Proposal: The Board of Directors are requested to consider voting a cessation of all Executive Stock Option Programs, and Bonus Programs. Rewards via a bona fide salary program are a necessity. Salary increases to deserving Executives will reward only those who productively enhance the Company's Business. Only if and when profit increases are published and compiled annually, and verified by a Certified Accounting Firm a realistic salary increase commensurate with the increase in the Company's Business can be considered.

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

Should there be no increase in the Company's Business, or a decline in Corporate Business is published and compiled annually, and verified by a Certified Accounting Firm, no salary increase(s) will be forthcoming. Rewards via the above measurements will suffice, and remove the bonus and Executive Stock Option Program(s) permanently."

Our board of directors recommends a vote against this proposal.

     This proposal refers to Mr. Immelt's exercise last year of SARs and stock options that were granted to him in 1993, and were about to expire. In 2003, Mr. Immelt acquired over 425,000 shares of GE stock, including over 293,000 shares he bought in the open market with his own funds or elected to receive in GE stock from a long-term award payout. He currently owns over 600,000 shares of GE stock, more than satisfying his stock ownership requirement. From 1993, the year that the awards discussed in this proposal were granted, to 2003, the year of their exercise, the market price of GE shares and GE's annual net earnings more than tripled. The awards were granted to Mr. Immelt in 1993 to provide him with an incentive to increase the long-term value of the company for the shareholders. The price of GE stock was $8.05 when these awards were granted, as adjusted for subsequent stock splits. The price of GE stock when he exercised the awards was between about $28 and $31 -- which is the type of increase in shareowner value that we were trying to achieve in granting the awards. The roughly $4.1 million pre-tax gain that Mr. Immelt realized when he exercised these awards is a minute fraction of the over $200 billion gain in value that GE shareowners received during this period. We believe that these figures clearly demonstrate the long-term benefit to our shareowners of granting SARs and stock options to our executives and, as discussed at page 25, granting performance share units to our CEO. We therefore recommend a vote against the proposal.

.. Shareowner Proposal No. 10

Mr. Kevin D. Mahar, 33 Rockwood Road, Lynnfield, MA 01940, has notified us that he intends to submit the following proposal at this year's meeting:

     "Resolved: Discourage Overextended Directors. This Proposal title was submitted for publication at the beginning of the proposal ahead of 'Resolved.'

     "Shareholders request an enduring policy that board service for our Directors be limited to a total of 3 directorships. Our Directors who are fully-retired could serve on a maximum of 5 boards. Once adopted it is requested that this policy be subject to an advisory shareholder vote, if this policy is discontinued or materially changed.

     "Our company is in very complex and diverse businesses and consequently we should expect our directors to not be overextended and thus have the time for a special commitment to our company. Yet in 2003 two of our fully-employed directors served on more than 3 boards each.

     " 'Make sure that the directors aren't so busy serving on other corporate boards that they don't have time for the company whose shares you own.' From

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'Take on the Street' by Arthur Levitt, Chairman of the Securities and Exchange
Commission, 1993-2001.

     "I believe that when our Board has a number of below-average practices that it is more important to adopt at least one proposal such as this to prevent conflicts of interest and/or time. For instance our 2003 voting materials listed the following practices which I believe makes our directors indebted to our management and thus less likely to express full independence. Examples include:

     "1. Each director can designate GE to pay $1 million to a charity upon termination of service.

     "2. Each Director, in his own name, can give $100,000 annually to higher education and GE will add $100,000 to this.

     "Also our Directors and Officers are shielded by a $22 million premium for liability insurance -- a free benefit to them. Extensive insurance protection at no personal cost could lead to complacency in protecting shareholder interest.

     "Therefore let us take the one step here to prevent conflicts of interest or time and: Discourage Overextended Directors. Yes on 10."

Our board of directors recommends a vote against this proposal.

     In 2002, the board approved governance principles which specify that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. These principles, which are enclosed in the Appendix at page 65, also provide that directors who serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the GE board, and other directors should not serve on more than four other boards of public companies in addition to the GE board. When the board adopted these principles, it permitted directors who then held positions in excess of these limits to maintain those positions unless the board determined that doing so would impair the director's service on the GE board. All of the GE directors have demonstrated great commitments of time, energy and oversight to GE. We believe that this proposal is unnecessary because we have adequately addressed the concerns it raises and therefore recommend a vote against the proposal.

..    Shareowner Proposal No. 11

Ms. Helen Quirini, 2917 Hamburg Street, Schenectady, NY 12303, has notified us that she intends to submit the following proposal at this year's meeting:

     "Resolved: Shareholders request that our Board of Directors amend the By-Laws to require that an independent director, according to the 2003 Council of Institutional Investors definition, shall serve as chairman of the Board of Directors.

     "The primary purpose of the Board of Directors is to protect shareholders' interests by providing independent oversight of management, including the CEO. I believe that separating the roles of Chairman and CEO will promote greater management accountability to shareholders and lead to a more objective

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evaluation of the CEO. An independent Chairman can enhance investor confidence in our Company and strengthen the integrity of the Board of Directors.

     "Recent corporate scandals have focused attention on the issue of board independence and the need for an independent board chairman. According to The Wall Street Journal, 'in a post-Enron world of tougher corporate-governance standards, the notion of a separate outside chairman is gaining boardroom support as a way to improve monitoring of management and relieve overworked CEOs' (Splitting Posts of Chairman, CEO Catches on With Boards, November 11,
2002).

     "How can one person, serving as both Chairman and CEO, effectively monitor and evaluate his or her own performance? A blue-ribbon commission of the National Association of Corporate Directors recently observed 'it is difficult for us to see how an active CEO, already responsible for the operations of the corporation, can give the time necessary to accept primary responsibility for the operations of the board.'

     "In January 2003 the Conference Board said, 'Typically, the CEO is a member of the board, but he or she is also part of the management team that the board oversees. This dual role can provide a potential for conflict, particularly in those cases in which the CEO attempts to dominate both the management of the company and the exercise of the responsibilities of the board.'

     "The Conference Board added that it was 'profoundly troubled by the corporate scandals of the recent past. The primary concern in many of these situations is that strong CEOs appear to have exerted a dominant influence over their boards, often stifling the efforts of directors to play the central oversight role needed to ensure a healthy system of corporate governance.'

     "By setting agendas, priorities and procedures, the position of chairman is critical in shaping the work of the Board of Directors. Accordingly, I believe that having an independent director serve as Chairman can help ensure the objective functioning of an effective board. Conversely, I fear that combining the positions of Chairman and CEO may result in a passive and uninvolved board that rubber-stamps the CEO's own decisions.

     "Independent Board Chairman. Yes on 11."

Our board of directors recommends a vote against this proposal.

     We believe that the corporate governance measures that we adopted in 2002 will ensure that strong, independent directors continue to effectively oversee our management -- to set the agenda for board meetings, to request needed information and, ultimately, to provide vigorous oversight of our key issues relating to strategy, risk and integrity. As described in the governance principles we adopted, which are set forth in the Appendix at page 65, these measures include the designation of an independent director to preside at regular meetings of the non-employee directors without any members of management present. These meetings are scheduled at least three times a year. The presiding director will also advise on the selection of committee chairs, advise on the agenda for board meetings and, with the CEO, determine the nature and extent of information that should be provided to the board. We believe that

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this is a more effective structure for ensuring effective oversight by an independent board than an independent chairman, and therefore recommend a vote against this proposal.

..    Shareowner Proposal No. 12

Mark I. Klein, M.D., 6808 Estates Drive, Oakland, CA 94611, has notified us that he intends to submit the following proposal at this year's meeting:

     "The shareholders recommend General Electric hire an investment bank to explore the sale of the company.

     "Reasons: I believe the sale of General Electric would release significantly more value to the shareholders than is reflected in the share price.

     "General Electric's conglomerate structure is a collection of businesses strung together like a basket of companies in a mutual fund. GE Plastics chief John Krenicki correctly commented 'We're not going to be successful with the mutual fund management approach.' (Reuters, 10/12/03)

     "The company operates several very large unrelated lines of business.

     "In my opinion, the board's capacity to effectively oversee GE is severely compromised because the outside directors have high profile, demanding career obligations elsewhere. Several outside directors serve on other major corporate boards which I believe further dilutes their capacity to supervise GE management. I believe the board is management's rubberstamp.

     "Another factor in GE's low share price is it doesn't reflect outstanding profitability in a major business line. CBS Marketwatch.com addressed this issue with NBC's possible Vivendi acquisition.

     "New York (9/12/03) -- 'The proposed merger of Vivendi and General Electric's entertainment assets has at least some on Wall Street eyeing a juicy initial public offering in the future. Under that scenario, investors would finally be able to buy a stake in high flying NBC-TV, which has been buried behind the gray industrial face of Dow component General Electric'

     "Paradoxically highly profitable units like NBC can damage other company operations. The company operates in highly regulated business environments at home and abroad. NBC's editorial and entertainment content independence risks inciting the ire of regulators who in turn can punish GE in retaliation for real and perceived political slights. I believe such problems were behind the European Union's rejection of the Honeywell merger.

     "The CNBC financial network's programming format works at direct cross-purposes with shareholder interests. The station provides a platform for commentators and analysts to encourage speculative investing or excessive trading. Their success in doing so dries up available capital and reduces demand for stocks such as General Electric. Adding insult to injury, most of CNBC's advertisers prod viewers towards speculative strategies and excessive trading. Buying and holding for the long term the best dividend paying blue chip stocks, like General Electric, isn't the royal road to repeat broker commissions and management fees. These advertisers profits derive from the 'churn'em and burn'cm' strategy the broker character Marv tooted in the movie Wall Street.

     "The only solution is the sale of the company."

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Our board of directors recommends a vote against this proposal.

     GE is one of the most valuable and respected companies in the world. Our businesses are bound together by common operating systems and initiatives and a common culture with strong values. GE has paid a quarterly dividend without interruption since 1899. In December 2003, the board increased the quarterly dividend by 5% -- the 28th consecutive annual increase in the company's dividend. In January 2004, GE was named the most respected company in the world in the Financial Times poll of 903 global CEOs for the sixth year in a row. As of February 13, 2004, GE had a market capitalization of over $328 billion, more than three times its market capitalization a decade earlier. GE is one of only seven companies with a triple-A credit rating. We regularly review our businesses in terms of their global competitiveness, and make adjustments when warranted in order to maximize the company's potential to produce long-term value for our shareholders. We believe it is in the best long-term interests of our shareowners to continue managing the company in this fashion and therefore recommend a vote against this proposal.

..    Shareowner Proposal No. 13

Mr. John Chevedden, on behalf of Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, has notified us that he intends to submit the following proposal at this year's meeting.

     "Resolved: Shareholder request that our board of directors adopt a policy for senior executives and directors to commit to hold throughout their tenure at least 50% of all GE shares that they obtain by exercising stock options. This would include each option plan that our Board has the power to modify accordingly.

     "Since the accounting scandals at Enron, Worldcom and other companies, the role of stock options in executive compensation has become more controversial. Stock options can provide incentives to senior executives which conflict with the interests of stockholders. Stock option grants promise executives all the gain of stock price increases yet none of the risk of stock price declines. For this reason, stock options can encourage actions to boost short-term performance. Unlike direct stock holdings, stock options can also discourage executives from increasing dividends because option holders are not entitled to dividends.

     "I believe that this proposal is important because new directors are not required to own any minimum amount of stock.

     "This resolution proposes to align director and executive interests with those of shareholders by asking our directors and executives to commit that they will hold at least 50% of all GE stock that they obtain by exercising options for as long as they remain directors or executives. This policy seeks to decouple executive and director compensation from short-term price movements. This is designed to encourage greater emphasis on longer-term gains while giving directors and executives flexibility by enabling them to sell 50% of their holdings at will.

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     "I believe that adopting this policy would be a good way of assuring shareholders that our directors and senior executives are committed to long-term growth of the Company and not merely on market-timing and short-term gains.

     "I urge you to vote FOR this resolution. Retention of Stock Obtained through Options. Yes on 13."

Our board of directors recommends a vote against this proposal.

     In recent years, the board of directors has taken steps to strengthen the alignment of our directors' and senior executives' interests with investors' long-term interests. Specifically, as discussed in the compensation committee report at pages 23 and 24: in 2002, we adopted a policy requiring our senior executives to hold for at least one year the net shares they receive from exercising options after selling sufficient shares to pay the required exercise price and withholding taxes; at the same time, we required all of our senior executives to own a minimum amount of GE stock based upon their executive position and base salary rate; and in September 2003, we reduced by 40% the number of stock options that we would normally have awarded to our executives, and instead granted them restricted stock units having a comparable grant date value. Furthermore, beginning in January 2003, as discussed at page 16, we have provided that 60% of our outside directors' compensation, in the form of deferred stock units, will not be payable to them in cash until one year after they leave our board, and in September 2003, we granted Mr. Immelt an equity grant consisting solely of performance share units, as discussed at page 22. We believe these steps sufficiently align our directors' and senior executives' interests with long-term investor interests and therefore recommend a vote against this proposal.

..    Shareowner Proposal No. 14

Mr. John Chevedden, on behalf of Mr. Charles E. Collins and Ms. Patricia M. Brennan, 35 Hampstead Road, Jamaica Plains, MA 02130, has notified us that he intends to submit the following proposal at this year's meeting:

     "Resolved: Shareholders request that our Board initially strive for and then at least maintain an average independence level for our Board. This proposal includes that, once adopted, if our company reverts back to the current practice, this will be subject to a shareholder vote.

     "The standard of independence is the standard from the Council of Institutional Investors, at www.cii.org. 'A director is deemed independent if his or her only non-trivial professional, familial or financial connection to the corporation or its CEO is his or her directorship.'

     "By the Council's definition I believe that the average Board at major U.S. companies is 70% to 80% independent. This proposal requests that our board at first strive to be average and then maintain or exceed average.

     "In 2003 our board was 59% independent -- below average. Why does our board need 4 insider employees? Why can't our Board Nominating Committee hire an outside search firm to find directors? In 2003 our board had 3 directors with business deals with our company. Would all 3 directors risk their business

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deals with our company in order to express a shareholder issue not popular with the Chairman?

     "I believe that very few Fortune 500 companies exceed GE in having 7 insiders on the Board. I do not believe we need this kind of excess.

     "Enron and the corporate disasters that followed forced many companies to get serious about good governance which includes independent directors. When the buoyant stock market burst, suddenly the importance of governance was clear. In a time of crises, a vigorous board that has done its job can help companies minimize the damage. A look back at Business Week's inaugural ranking of the best and worst boards in 1996 tells the story. For the 3 years after the list appeared, the stocks of companies with the best boards outperformed those with the worse boards by 2 to 1. Source: Business Week in 'The Best & Worst Boards' cover page report, October 7, 2002

     " 'Strive for Average Board Independence at GE' is the title at the beginning of this proposal. For sake of clarity we requested that our company not repeat its 2003 practice of deleting the title at the beginning of shareholder proposals.

     "Strive for Average Board Independence at GE. Yes on 14."

Our board of directors recommends a vote against this proposal.

     Currently, a substantial majority of our board (12 out of 16) is independent, as determined by our board under the New York Stock Exchange listing rules and our independence guidelines, which are more restrictive than the NYSE rules. Our corporate governance principles provide that: a majority of the directors will be independent and all future non-employee directors will be independent directors; it is the board's goal that at least two-thirds of the directors will be independent; and GE will seek to have a minimum of ten independent directors at all times. To be considered independent under the NYSE rules, the board must determine that a director complies with specific independence tests and does not have any direct or indirect material relationship with GE. The board also voluntarily established additional, stricter independence tests with respect to a director's affiliation with non-profit organizations funded by GE and companies receiving loans from GE. The board's independence guidelines are found in Section 4 of the governance principles enclosed in the Appendix, at page 66. Because we have taken steps to ensure that a majority of the board is independent and because of our own stringent independence guidelines and goals, we recommend a vote against this proposal.

..    Shareowner Proposal No. 15

Service Employees International Union AFL-CIO, CLC, 1313 L Street, N.W., Washington, D.C. 20005, has notified us that it intends to submit the following proposal at this year's meeting:

     "Resolved, that the shareholders of General Electric Co. (the 'Company') hereby request that the Company prepare and submit to the shareholders of the Company a separate report, updated annually, containing the following information:

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     a. Policies for political contributions made with corporate funds, political action committees sponsored by the Company, and employee political contributions solicited by senior executives of the Company. This shall include, but not be limited to, policies on contributions and donations to federal, state and local political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527;

     b. An accounting of the Company's resources, including property and per-sonnel, contributed or donated to any of the persons and organizations described above;

     c. A business rationale for each of the Company's political contributions or donations; and

     d. Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

     "Statement of Support: As shareholders, we support policies that apply transparency and accountability to corporate political giving.

     "There is currently no single source of information providing comprehensive disclosure to the Company's shareholders on political contributions made with corporate funds. Without full transparency, we believe Company executives may be able to inappropriately direct corporate resources for political purposes and make decisions unilaterally without a stated business rationale for such donations.

     "The result is that shareholders are unaware of how and why the Company chooses to make corporate contributions and the political ends being furthered by the gift of corporate funds. Company officials may, in fact, be funding groups and candidates whose agendas are not in the best interest of the Company and its shareholders.

     "According to the Center for Responsive Politics, a leading campaign finance watchdog organization, our Company contributed $700,000 to major party committees and political dinners in the 2002 election cycle. However, shareholders do not know whether that is the full extent of the utilization of our Company's resources for political purposes.

     "In our view absent a system of accountability, corporate executives will be free to use the Company's assets in ways that could pose reputational and legal risks for the company.

     "For these reasons, we urge a vote FOR this resolution."

Our board of directors recommends a vote against this proposal.

     We believe it is in the best interests of the shareowners for the company to support the electoral process by making prudent political contributions when such contributions are permitted by federal, state and local laws either by company contributions to state and local candidates and political organizations or by employee contributions through political action committees. GE is fully committed to complying with campaign finance laws, including the laws requiring public disclosure of political contributions and lobbying expenses. Because GE is committed to complying with applicable campaign finance laws, including all reporting requirements, we do not believe the report requested in this proposal is necessary and therefore we recommend a vote against the proposal.

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--------------------------------------------------------------------------------
ADDITIONAL INFORMATION

..    Shareowner Proposals for Inclusion in Next Year's Proxy Statement

To be considered for inclusion in next year's proxy statement, shareowner proposals must be received at our principal executive offices no later than the close of business on November 9, 2004. Proposals should be addressed to Benjamin
W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Connecticut 06828.

..    Other Shareowner Proposals for Presentation at Next Year's Annual Meeting

For any proposal that is not submitted for inclusion in next year's proxy statement, but is instead sought to be presented directly at the 2005 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we:
(1) receive notice of the proposal before the close of business on January 23, 2005, and advise shareowners in the 2005 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on January 23, 2005. Notices of intention to present proposals at the 2005 Annual Meeting should be addressed to Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Connecticut 06828.

..    Voting Securities

Shareowners of record at the close of business on March 1, 2004, will be eligible to vote at the meeting. Our voting securities consist of our $0.06 par value common stock, of which 10,078,668,998 shares were outstanding on February 13, 2004. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of shareowners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareowner voting records is limited to the independent inspectors of election and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

..    Vote Required for Approval

The 15 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast. Therefore, they will have no effect on the outcome of the other matters to be voted on at the meeting.

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..    Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted:
(1) for the nominees for director named earlier in this proxy statement; (2) for ratification of the selection of the independent auditor; (3) for the addition of a revenue measurement to executive officer performance goals for long-term performance rewards; and (4) against the shareowner proposals described in this proxy statement. Pursuant to SEC rules, shares represented by valid proxies will also be voted against a proposal that we have received from a shareowner who submitted the proposal too late for inclusion in this proxy statement but has given us notice that her representative will present it at the annual meeting. The shareowner is an employee of NBC who filed a discrimination suit that was dismissed by the federal courts more than six years ago. At last year's annual meeting, the shareowner's representative made certain allegations about the company's conduct relating to the dismissed suit. This year's proposal requests the CEO to reconcile his supposed acquiescence in those allegations of improper conduct by the company relating to the discrimination suit and the requirements of the Sarbanes-Oxley Act. It is the company's position that the shareowner's discrimination claims and allegations regarding past legal proceedings are meritless and that, if she wishes to pursue them, she should do so through the courts. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment. Except for shareowner proposals properly omitted from this proxy statement under SEC rules, the board knows of no other matters which may be presented to the meeting.

..    Solicitation of Proxies

Proxies will be solicited on behalf of the board of directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the annual report for 2003 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $30,000 plus distribution costs and other costs and expenses.

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..    Shareowners of Record with Multiple Accounts

Shareowners who hold their shares directly with us and who previously have elected not to receive an annual report for a specific account may request that we promptly mail our 2003 annual report to that account by writing to GE Shareowner Services, c/o The Bank of New York, P.O. Box 11402, New York, NY 10286-1402 or calling (800) 786-2543 (800-STOCK-GE) or (610) 382-7838. In addition, participants in GE's Savings and Security Program may request copies of our 2003 annual report by calling GE's Transaction Processing Center at (800) 432-4313.

..    Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2003 annual report may be viewed online at www.ge.com/annualO3. If you are a shareowner of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a proxy form in mid-March listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your GE stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

                                                                   March 9, 2004

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--------------------------------------------------------------------------------
                                                                        APPENDIX

                             GOVERNANCE PRINCIPLES

     The following principles have been approved by the board of directors and, along with the charters and key practices of the board committees, provide the framework for the governance of GE. The board recognizes that there is an on going and energetic debate about corporate governance, and it will review these principles and other aspects of GE governance annually or more often if deemed necessary.

1. Role of Board and Management. GE's business is conducted by its employees, managers and officers, under the direction of the chief executive officer (CEO) and the oversight of the board, to enhance the long-term value of the company for its shareowners. The board of directors is elected by the shareowners to oversee management and to assure that the long-term interests of the shareowners are being served. Both the board of directors and management recognize that the long-term interests of shareowners are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, recruits, customers, suppliers, GE communities, government officials and the public at large.

2. Functions of Board. The board of directors has 8 scheduled meetings a year at which it reviews and discusses reports by management on the performance of the company, its plans and prospects, as well as immediate issues facing the company. Directors are expected to attend all scheduled board and committee meetings. In addition to its general oversight of management, the board also performs a number of specific functions, including:

     a. selecting, evaluating and compensating the CEO and overseeing CEO succession planning;

     b. providing counsel and oversight on the selection, evaluation development and compensation of senior management;

     c. reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions;

     d. assessing major risks facing the company -- and reviewing options for their mitigation; and

     e. ensuring processes are in place for maintaining the integrity of the company -- the integrity of the financial statements, the integrity of compliance with law and ethics, the integrity of relationships with customers and suppliers, and the integrity of relationships with other stakeholders.

3. Qualifications. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareowners. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a

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board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the company's global activities.

     Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

     Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the GE board, and other directors should not serve on more than four other boards of public companies in addition to the GE board. Current positions in excess of these limits may be maintained unless the board determines that doing so would impair the director's service on the GE board.

     The board does not believe that arbitrary term limits on directors' service are appropriate, nor does it believe that directors should expect to be renominated annually until they reach the mandatory retirement age. The board self-evaluation process described below will be an important determinant for board tenure. Directors will not be nominated for election to the board after their 73rd birthday, although the full board may nominate candidates over 73 for special circumstances.

4. Independence of Directors. A majority of the directors will be independent directors, as independence is determined by the board, based on the guidelines set forth below. The board has determined that the following 12 of GE's 16 directors are independent: Cash, Fudge, Gonzalez, Jung, Langone, Lafley, Larsen, Lazarus, Nunn, Sigler, Swieringa and Warner.

     All future non-employee directors will be independent. GE seeks to have a minimum often independent directors at all times, and it is the board's goal that at least two-thirds of the directors will be independent. Directors who do not satisfy GE's independence guidelines also make valuable contributions to the board and to the company by reason of their experience and wisdom.

     For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with GE. The board has established guidelines to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the New York Stock Exchange listing requirements (NYSE rules). In addition to applying these guidelines, the board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

     The board will make and publicly disclose its independence determination for each director when the director is first elected to the board and annually thereafter for all nominees for election as directors. If the board determines that a director who satisfies the NYSE rules is independent even though he or she does not satisfy all of GE's independence guidelines, this determination will be disclosed and explained in the next proxy statement.

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     In accordance with the NYSE rules, determinations made prior to November 4,
2004 under the guidelines in section (a) below will be based upon a director's relationships with GE during the 12 months preceding the determination. Determinations made on or after November 4, 2004 under the guidelines in section
(a) below will be based upon relationships during the 36 months preceding the determination. Similarly, determinations made prior to November 4, 2004 under the guidelines in section (b) below will be based upon the extent of commercial relationships during the last completed fiscal year; thereafter, such determinations will be based upon the extent of commercial relationships during the three completed fiscal years preceding the determination.

     a.   A director will not be independent if:

          (i) the director is employed by GE, or an immediate family member is an executive officer of GE;

          (ii) the director receives any direct compensation from GE, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

          (iii) an immediate family member who is a GE executive receives more than $100,000 per year in direct compensation from GE;

          (iv) the director is affiliated with or employed by GE's independent auditor, or an immediate family member is affiliated with or employed in a professional capacity by GE's independent auditor; or

          (v) a GE executive is on the compensation committee of the board of directors of a company which employs the GE director or an immediate family member as an executive officer.

     b. A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with GE and the sales by that company to GE or purchases by that company from GE, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million.

     c. A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to GE, or to which GE is indebted, and the total amount of either company's indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company's total consolidated assets.

     d. A director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and GE's discretionary charitable contributions to the organization are more than one percent of that organization's total annual charitable receipts during its last completed fiscal year.

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          (GE's automatic matching of employee charitable contributions will not be included in the amount of GE's contributions for this purpose.)

5. Size of Board and Selection Process. The directors are elected each year by the shareowners at the annual meeting of Shareowners. Shareholders may propose nominees for consideration by the nominating and corporate governance committee by submitting the names and supporting information to: Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, CT 06828. The board proposes a slate of nominees to the shareowners for election to the board. The board also determines the number of directors on the board provided that there are at least 10. Between annual shareowner meetings, the board may elect directors to serve until the next annual meeting. The board believes that, given the size and breadth of GE and the need for diversity of board views, the size of the board should be in the range of 15 directors.

6. Board Committees. The board has established the following committees to assist the board in discharging its responsibilities: (i) audit; (ii) management development and compensation; (iii) nominating and corporate governance; and
(iv) public responsibilities. The current charters and key practices of these committees are published on the GE website, and will be mailed to shareowners on written request. The committee chairs report the highlights of their meetings to the full board following each meeting of the respective committees. The committees occasionally hold meetings in conjunction with the full board. For example, it is the practice of the audit committee to meet in conjunction with the full board in February so that all directors may participate in the review of the annual financial statements for the prior year and financial plans for the current year.

7. Independence of Committee Members. In addition to the requirement that a majority of the board satisfy the independence standards discussed in section 4 above, members of the audit committee must also satisfy an additional NYSE independence requirement. Specifically, they may not accept directly or indirectly any consulting, advisory or other compensatory fee from GE or any of its subsidiaries other than their directors' compensation. As a matter of policy, the board will also apply a separate and heightened independence standard to members of both the management development and compensation committee and the nominating and corporate governance committee. No member of either committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from GE or any of its subsidiaries.

8. Meetings of Non-Employee Directors. The board will have at least three regularly scheduled meetings a year for the non-employee directors without management present. The directors have determined that the chairman of the management development and compensation committee will preside at such meetings, and will serve as the presiding director in performing such other functions as the board may direct, including advising on the selection of committee chairs and advising management on the agenda for board meetings. The non-employee directors may meet without management present at such other times as determined by the presiding director.

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9. Self-Evaluation. As described more fully in the key practices of the nominating and corporate governance committee, the board and each of the committees will perform an annual self-evaluation. Each November, the directors will be requested to provide their assessments of the effectiveness of the board and the committees on which they serve. The individual assessments will be organized and summarized by an independent corporate governance expert for discussion with the board and the committees in December.

10. Setting Board Agenda. The board shall be responsible for its agenda. At the December board meeting, the CEO will propose for the board's approval key issues of strategy, risk and integrity to be scheduled and discussed during the course of the next calendar year. Before that meeting, the board will be invited to offer its suggestions. As a result of this process, a schedule of major discussion items for the following year will be established. Prior to each board meeting, the CEO will discuss the other specific agenda items for the meeting with the presiding director. The CEO and the presiding director, or committee chair as appropriate, shall determine the nature and extent of information that shall be provided regularly to the directors before each scheduled board or committee meeting. Directors are urged to make suggestions for agenda items, or additional pre-meeting materials, to the CEO, the presiding director, or appropriate committee chair at any time.

11. Ethics and Conflicts of Interest. The board expects GE directors, as well as officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising GE's code of conduct set forth in the company's integrity manual, Integrity: The Spirit and the Letter of Our Commitment. GE will not make any personal loans or extensions of credit to directors or executive officers, other than consumer loans or credit card services on terms offered to the general public. No non-employee director may provide personal services for compensation to GE, other than in connection with serving as a GE director. The board will not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the presiding director. If a significant conflict exists and cannot be resolved, the director should resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The board shall resolve any conflict of interest question involving the CEO, a vice chairman or a senior vice president, and the CEO shall resolve any conflict of interest issue involving any other officer of the company.

12. Reporting of Concerns to Non-Employee Directors or the Audit Committee. The audit committee and the non-employee directors have established the following procedures to enable anyone who has a concern about GE's conduct, or any employee who has a complaint about the company's accounting, internal accounting controls or auditing matters, to communicate that concern directly to the presiding director, to the non-employee directors or to the audit committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone to special addresses and a toll-free

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phone number that are published on the company's website. All such communications shall be promptly reviewed by GE's ombudsman, and any concerns relating to accounting, internal controls, auditing or officer conduct shall be sent immediately to the presiding director and to the chair of the audit committee. All concerns will be reviewed and addressed by GE's ombudsman in the same way that other concerns are addressed by the company. The status of all outstanding concerns addressed to the non-employee directors, the presiding director or the audit committee will be reported to the presiding director and the chair of the audit committee on a quarterly basis. The presiding director or the audit committee chair may direct that certain matters be presented to the audit committee or the full board and may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The company's integrity manual prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

13. Compensation of the Board. The nominating and corporate governance committee shall have the responsibility for recommending to the board compensation and benefits for non-employee directors. In discharging this duty, the committee shall be guided by three goals: compensation should fairly pay directors for work required in a company of GE's size and scope; compensation should align directors' interests with the long-term interests of shareowners; and the structure of the compensation should be simple, transparent and easy for shareowners to understand. As discussed more fully in the key practices of the nominating and corporate governance committee, the committee believes these goals will be served by providing 40% of non-employee director compensation in cash and 60% in deferred stock units starting in 2003. At the end of each year, the nominating and corporate governance committee shall review non-employee director compensation and benefits.

14. Succession Plan. The board shall approve and maintain a succession plan for the CEO and senior executives, based upon recommendations from the management development and compensation committee.

15. Annual Compensation Review of Senior Management. The management development and compensation committee shall annually approve the goals and objectives for compensating the CEO. That committee shall evaluate the CEO's performance in light of these goals before setting the CEO's salary, bonus and other incentive and equity compensation. The committee shall also annually approve the compensation structure for the company's officers, and shall evaluate the performance of the company's senior executive officers before approving their salary, bonus and other incentive and equity compensation.

16. Access to Senior Management. Non-employee directors are encouraged to contact senior managers of the company without senior corporate management present. To facilitate such contact, non-employee directors are expected to make two regularly scheduled visits to GE businesses a year without corporate management being present.

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17. Access to Independent Advisors. The board and its committees shall have the right at any time to retain independent outside auditors and financial, legal or other advisors, and the company shall provide appropriate funding, as determined by the board or any committee, to compensate such independent outside auditors or advisors, as well as to cover the ordinary administrative expenses incurred by the board and its committees in carrying out their duties.

18. Director Orientation. The general counsel and the chief financial officer shall be responsible for providing an orientation for new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties. Each new director shall, within six months of election to the board, spend a day at corporate headquarters for personal briefing by senior management on the company's strategic plans, its financial statements, and its key policies and practices.

19. Policy on Poison Pills. The term "poison pill" refers to the type of shareholder rights plan that some companies adopt to make a hostile takeover of the company more difficult. GE does not have a poison pill and has no intention of adopting a poison pill because a hostile takeover of a company of our size is impractical and unrealistic. However, if GE were ever to adopt a poison pill, the board would seek prior shareholder approval unless, due to timing constraints or other reasons, a committee consisting solely of independent directors determines that it would be in the best interests of shareholders to adopt a poison pill before obtaining shareholder approval. If the GE board of directors were ever to adopt a poison pill without prior shareholder approval, the board would either submit the poison pill to shareholders for ratification, or would cause the poison pill to expire, without being renewed or replaced, within one year.

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--------------------------------------------------------------------------------
                        GE ANNUAL MEETING OF SHAREOWNERS
                           10:00 a.m., April 28, 2004
                    Kentucky International Convention Center
                                221 Fourth Street
                           Louisville, Kentucky 40202

                                   ----------

                              ADVANCE REGISTRATION

In accordance with GE's security procedures, an admission card will be required to enter the GE annual meeting. Please follow the advance registration instructions below and an admission card will be mailed to you. Upon arrival at the annual meeting, you will be asked to present your admission card and appropriate picture identification to enter the meeting.

Attendance at the annual meeting is limited to GE shareowners, members of their immediate family or their named representatives. We reserve the right to limit the number of representatives who may attend the meeting.

..    If you hold your GE shares directly with the company and you plan to attend the annual meeting, please follow the advance registration instructions on the top portion of your proxy form, which was included in the mailing from the company.

..    If your GE shares are held for you in a brokerage, bank or other institutional account and you wish to attend the annual meeting, please send an annual meeting advance registration request containing the information listed below to:

          GE Shareowner Services
          200 Great Oaks Office Park
          Suite 211

          Albany, NY 12203-1234

          Please include the following information:
               .    Your name and complete mailing address
               .    The name (s) of any family members who will accompany you
               .    If you will be naming a representative to attend the meeting on your behalf, the name, address and phone number of that individual
               .    Proof that you own GE shares (such as a letter from your
                    bank or broker or a photocopy of a current brokerage or other account statement)

If you have questions regarding admission to the annual meeting, please visit our website at www.ge.com/investor or call GE Shareowner Services at 1-800-STOCK-GE.

Attendance at GE's 2004 Annual Meeting will be limited to persons presenting an admission card and picture identification. To obtain an admission card, please follow the advance registration instructions above.

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
[LOGO]  GE Annual Meeting                   VOTE BY INTERNET, TELEPHONE OR MAIL
-------------------------                      24 Hours a Day, 7 Days a Week
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         INTERNET                   OR                  TELEPHONE                    OR                    MAIL
https://www.proxyvotenow.com/ge                      1-866-246-8476
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.. Go to the website address                . Use any touch-tone telephone.                 . Mark, sign and date your proxy form.
  listed above.                            . Have your proxy form ready.                   . Detach your proxy form.
.. Have your proxy form ready.              . Follow the recorded instructions.             . Return your proxy form in the
.. Follow the instructions that                                                               postage-paid envelope provided.
  appear on your computer
  screen.

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                                                                            IMPORTANT VOTING INFORMATION
                                                                            ----------------------------

-------------------------------                                      Use the Internet or Call Toll-Free to vote:
                                                                           https://www.proxyvotenow.com/ge
                                                                                   1-866-246-8476

                                                                   .  Your Internet or telephone vote authorizes
                                                                      the named proxies to vote your shares in
                                                                      the same manner as if you marked, signed
                                                                      and returned your Proxy Form.

                                                                   .  Electronic Distribution: If you wish to
                                                                      receive all future Annual Reports and
                                                                      Proxy Statements via the Internet as they
                                                                      become available, please consent by
                                                                      marking the appropriate box below. This
                                                                      consent will remain in effect until you
                                                                      notify GE by mail that you wish to resume
                                                                      mail delivery of the Annual Report and
                                                                      Proxy Statement.

                                                                        GE's Proxy Statement and Annual Report
                                                                           are available on GE's website at:
                                                                                   www.ge.com/annual03

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    . DETACH PROXY FORM HERE IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE .

The Board of Directors recommends a vote "FOR" proposals A, B and C.

A. Election of Directors

   FOR      WITHHOLD
   ALL      FOR ALL      EXCEPTIONS

   [_]      [_]          [_]

Exceptions_____________________________________________________________________
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the exception box and write the name(s) in the space provided above.

                       FOR  AGAINST  ABSTAIN

B.  Independent
    Auditor            [_]    [_]      [_]

C.  Revenue
    Measurement
    Added to           [_]    [_]      [_]
    Executive Officer
    Performance Goals

1.  Cumulative         [_]    [_]      [_]
    Voting

2.  Animal             [_]    [_]      [_]
    Testing

3.  Nuclear            [_]    [_]      [_]
    Risk

     The Board of Directors recommends a vote "AGAINST" shareowner proposals
                                  1 through 15.

                       FOR  AGAINST  ABSTAIN
4.  Report on
    PCB Cleanup        [_]    [_]      [_]
    Costs

5.  Offshore           [_]    [_]      [_]
    Sourcing

6.  Sustainability     [_]    [_]      [_]
    Index

7.  Compensation
    Committee          [_]    [_]      [_]
    Independence

8.  Pay
    Disparity          [_]    [_]      [_]

9.  End Stock
    Options and        [_]    [_]      [_]
    Bonuses

10. Limit
    Outside            [_]    [_]      [_]
    Directorships

11. Independent        [_]    [_]      [_]
    Board Chairman

12. Explore Sale of    [_]    [_]      [_]
    Company

13. Holding
    Stock from         [_]    [_]      [_]
    Stock Options

14. Board              [_]    [_]      [_]
    Independence

15. Political          [_]    [_]      [_]
    Contributions

[LOGO]                                                                Proxy Form
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                               SHAREOWNER SERVICES
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If you consent to use GE's Internet site to receive all future Annual Reports &
Proxy Statements (Electronic Distribution), please mark this box.

                                       [_]

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To include any comments, please mark this box and use space on reverse side.

                                       [_]

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To change your address, please mark this box and correct below.

                                       [_]

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  (When signing as attorney, executor, administrator, trustee or guardian, give full title.
                   If more than one trustee, all should sign.)

Date        Shareowner sign here             Co-Owner sign here
-----------------------------------          -----------------------------------

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

[LOGO]           GE Annual Meeting - Advance Registration Form

Dear Shareowner:

You are invited to attend the 2004 GE Annual Meeting to be held on Wednesday, April 28, 2004, at 10:00 a.m., at the Kentucky International Convention Center,
221 Fourth Street, Louisville, Kentucky.

Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your shares by Internet, telephone or mail as described on the other side of this form.

All persons attending the meeting must present an admission card and appropriate picture identification. Please follow the advance registration instructions below and an admission card will be sent to you.

                       ADVANCE REGISTRATION INSTRUCTIONS

.. If you are voting by Internet, you will be able to pre-register at the same time you record your vote. There is no need to return your Proxy Form.

.. If you are voting by telephone, please complete the information at right and tear off the top of this Advance Registration Form and mail separately to: GE
Shareowner Services, 200 Great Oaks Office Park, Suite 211, Albany, NY 12203.
There is no need to return the Proxy Form.

.. If you are voting by mail, please complete the information at right and include this portion when mailing your marked, signed and dated Proxy Form in the envelope provided.

Attendance at the GE Annual Meeting is limited to GE shareowners, members of their immediate families or their named representatives. We reserve the right to limit the number of guests or representatives who may attend.

                        ADVANCE REGISTRATION INFORMATION

Name ___________________________________________________________________________

Address ________________________________________________________________________

        ________________________________________________________________________

        _______________________________________________________ Zip ____________

Name(s) of family member(s) who will also attend:

        ________________________________________________________________________

I am a GE shareowner. Name, address and telephone number of my Representative at the Annual Meeting:

        ________________________________________________________________________

        ________________________________________________________________________

        ________________________________________________________________________

              (Admission card will be returned c/o the shareowner)

[LOGO]     Proxy Form

Proxy solicited on behalf of the Board of Directors for the 2004 Annual Meeting of Shareowners, April 28, 2004

The shareowner(s) whose signature(s) appear(s) on the reverse side of this Proxy
Form hereby appoint(s) Jeffrey R. Immelt and Benjamin W. Heineman, Jr., or either of them, each with full power of substitution, as proxies, to vote all stock in General Electric Company which the shareowner(s) would be entitled to vote on all matters which may properly come before the 2004 Annual Meeting of Shareowners and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof.
The proxies will vote as the Board of Directors recommends where a choice is not specified.

The nominees for Director are: (01) James I. Cash, Jr.; (02) Dennis D.
Dammerman; (03) Ann M. Fudge; (04) Claudio X. Gonzalez; (05) Jeffrey R. Immelt;
(06) Andrea Jung; (07) Alan G. Lafley; (08) Kenneth G. Langone; (09) Ralph S.
Larsen; (10) Rochelle B. Lazarus; (11) Sam Nunn; (12) Roger S. Penske; (13)
Robert J. Swieringa; (14) Douglas A. Warner III; and (15) Robert C. Wright.

FOR PARTICIPANTS IN GE'S SAVINGS AND SECURITY PROGRAM (S&SP)

In accordance with the terms of the Savings and Security Program (S&SP), any shares held in the shareowner's S&SP account on the record date will be voted by the trustees of the S&SP trust in accordance with the instructions indicated on the reverse, and in accordance with the judgment of the trustees upon other business as may properly come before the meeting and any adjournments or postponements thereof. IF NO INSTRUCTIONS ARE PROVIDED OR IF THIS FORM IS NOT
RECEIVED ON OR BEFORE APRIL 26, 2004, shares held in the shareowner's S&SP account will be voted in accordance with the recommendations of GE's Board of Directors.

COMMENTS

                                        INSPECTORS OF ELECTION
_______________________________         P.O. BOX 1138
_______________________________         NEWARK, N.J. 07101-9758
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